As filed with the Securities and Exchange Commission on June 26, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

AMENDMENT NO. 1 TO FORM SB-2
______________

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNIVEC, INC.
(Name of Small Business Issuer in its Charter)

Delaware	3841	11-3163455
State or Jurisdiction of Incorporation or Organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

822 Guilford Avenue, Suite 208
Baltimore, Maryland 21202
(410) 347-9959
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Dr. David Dalton, Chief Executive Officer and President
822 Guilford Avenue, Suite 208
Baltimore, Maryland 21202
(410) 347-9959
(Name, Address and Telephone Number of Agent for Service)

Copies of Communications to:

Richard I. Anslow, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Telephone: (732) 409-1212
Fax: (732) 577-1188

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒࿠

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. ྑ

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ྑ

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ྑ

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ྑ

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Units/Shares to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share (1)	9,778,351(2) (3)	$0.0078	$76,271	$5.40

Total	9,778,351		$76,271	$5.40
_____________

(1)
Represents 9,778,351 shares of common stock issuable in connection with the conversion of Callable Secured Convertible Notes in accordance with the Securities Purchase Agreement dated July 31, 2006 between us and AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC. The price of $0.0078 per share is being estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and is based on the estimated conversion price of the Callable Secured Convertible Notes ($0.013 was the average of the lowest three (3) intraday trading prices for our common shares during the twenty (20) trading days prior to the date the Notes were issued on July 31, 2006, less a 40% discount).

(2)
The number of shares being registered for the conversion of the Callable Secured Convertible Notes is 9,778,351 representing approximately ¹/3 of our 29,335,054 non-affiliate outstanding common shares as of June 26, 2007.

(3)	None of the 9,778,351 shares being registered are shares that have been, or will be, received as liquidated damages or conversion default payments

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus subject to completion dated June 26, 2007

PROSPECTUS

UNIVEC, INC.
9,778,351 SHARES OF COMMON STOCK

Our selling security holders are offering to sell 9,778,351 shares of common stock issuable in connection with the conversion of promissory notes.

Our shares of common stock are dully quoted on the Pink Sheets and OTC Bulletin Board (“OTCBB”) under the symbol “UNVC”. The last reported sale price of our common stock on May 24, 2007 was $0.011.

We will receive no proceeds from the sale of the shares by the selling stockholders.

The securities offered in this prospectus involve a high degree of risk and are subject to the “penny stock” rules. You should carefully consider the factors described under the heading “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 26, 2007.

TABLE OF CONTENTS

Summary Information	1

Disclosure Concerning Our Recent Financing and Conversion of Notes and Exercise of Warrants	2

Risk Factors	10

Use of Proceeds	18

Penny Stock Considerations	18

Selling Stockholders	19

Plan of Distribution	21

Legal Proceedings	22

Directors, Executive Officers, Promoters and Control Persons	22

Security Ownership of Certain Beneficial Owners and Management	24

Description of Securities	26

Interest of Named Experts And Counsel	27

Disclosure of Commission Position of Indemnification For Securities Act Liabilities	27

Description of Business	27

Management’s Discussion and Analysis or Plan of Operations	37

Description of Property	41

Certain Relationships And Related Transactions	41

Market for Common Equity and Related Stockholder Matters	43

Executive Compensation	43

Changes and Disagreements with Accountant on Accounting and Financial Disclosure	45

Available Information	45

Financial Statements	F-1

i

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled “Risk Factors” before deciding to invest in our common stock. Univec, Inc. is referred to throughout this prospectus as “UNVC”, “Univec”, “Company”, “we”, “us”, or “our”.

Our Company

    Univec is an integrated specialty pharmacy provider, developing, assembling, licensing and marketing safety syringes and pre-filled syringes designed to protect healthcare workers and patients against cross-infection. We also distribute specialty pharmaceuticals, such as methadone and other highly controlled products. Our wholly-owned subsidiary, Physician and Pharmaceutical Services, Inc. (“PPSI”), provides physician samples and sample distribution system for pharmaceutical companies nationwide. We were incorporated in Delaware on October 7, 1996, and are the successor by merger to UNIVEC, Inc., a New York August 18, 1992. The company is managed by a small team of senior executives with experience in the pharmaceutical industry and expertise in international commerce and the syringe business, led by Chairman, Robert Grass, President and Chief Executive Officer, Dr. David Dalton, Chief Operating Officer and Executive Vice President, Raphael Langford, and Michael Lesisko, Treasurer and Chief Financial Officer.

We adopted a new strategy which seeks to focus our business on PPSI’s business of providing physician samples and sample distribution systems for pharmaceutical companies nationwide. We operate our business through our subsidiary. Our stock is quoted on the Pink Sheets under the symbol “UNVC”.

    Prior to the effectiveness of this registration statement, we increased our authorized common stock to 500,000,000 shares to allow for the full conversion and registration.

Going Concern

As reflected in the Company’s Financial Statements which accompany this Prospectus, our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities and commitments in the normal course of business. In the near term, we expect operating costs to continue to exceed funds generated from operations. As a result, we expect to continue to incur operating losses and we may not have sufficient funds to grow our business in the future. We can give no assurance that we will achieve profitability or be capable of sustaining profitable operations. As a result, operations in the near future are expected to continue to use working capital.

To successfully grow the individual segments of the business, we must decrease our cash burn rate, improve our cash position and the revenue base of each segment, and succeed in our ability to raise additional capital through a combination of primarily public or private equity offering or strategic alliances. We also depend on certain contractors, and our executives, Dr. David Dalton, Chief Executive Officer and President, Raphael Langford, Chief Operating Officer and Executive Vice President, and Michael Lesisko, Chief Financial Officer, Secretary and Treasurer.

Our Website

We invite you to visit our website at www.univec.com for information about our company, products and services.

Our Contact Information

We can be reached by calling (410) 347-9959, faxing (410) 347-1542 or emailing univec@univec.com. Our office address is 822 Guilford Ave., Ste. 208, Baltimore, MD 21202.

The Offering

Common stock offered by selling stockholders:	Up to 9,778,351 representing approximately ¹/3 of our 29,335,054 non-affiliate common shares outstanding as of June 1, 2007.

The convertible notes were issued pursuant to the Securities Purchase Agreement dated July 31, 2006. On July 31, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $2,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (Collectively, the Investors"). The initial funding of $700,000 of which we received net proceeds of $645,000 was completed on July 31, 2006 with the following parties and evidenced by callable secured convertible notes: AJW Capital Partners, LLC invested $67,900; AJW Offshore, Ltd. invested $413,000; AJW Qualified Partners, LLC invested $210,000; and New Millennium Capital Partners II, LLC invested $9,100. The second funding of $600,000 of which we received net proceeds of $600,000 was completed on September 19, 2006 with the following parties and evidenced by callable secured convertible notes: AJW Capital Partners, LLC invested $58,200; AJW Offshore, Ltd. invested $354,000; AJW Qualified Partners, LLC invested $180,000; and New Millennium Capital Partners II, LLC invested $7,800.

Common stock to be outstanding after the offering:	Up to 73,067,155 shares.

Use of proceeds:	We will not receive any proceeds from the sale of the common stock.

OTCBB and Pink Sheets Symbol:	UNVC

DISCLOSURE REGARDING OUR RECENT FINANCING AND CONVERSION OF NOTES AND EXERCISE OF WARRANTS

Terms of Financing Documents

Securities Purchase Agreement

On July 31, 2006 (the “Issuance Date”), we entered into a Securities Purchase Agreement with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (the “Investors”), whereby the Investors purchased an aggregate of (i) $2,000,000 in Callable Secured Convertible Notes (the “Notes”) and (ii) warrants to purchase 10,000,000 shares of our common stock (the “Warrants”). The Investors will purchase the Notes and Warrants in three (3) tranches as set forth below:

1.	At closing on July 31, 2006 (“Closing”), the Investors purchased Notes aggregating $700,000 and Warrants to purchase 10,000,000 shares of Univec’s common stock;

2.	On September 19, 2006, the Investors purchased Notes aggregating $600,000; and

3.	Upon effectiveness of this Registration Statement, the Investors will purchase Notes aggregating $700,000.

Under the Securities Purchase Agreement, we are obligated to pay all costs and expenses incurred by us in connection with the negotiation, preparation and delivery of the transaction documents, as well as the costs associated with registering the common shares underlying the Notes being offered in this Prospectus.

Future Capital Raising Limitations. The Company may not, without the prior written consent of a majority-in-interest of the Investors, negotiate or contract with any party to obtain additional equity financing (including debt financing with an equity component) involving the following:

1.	Issuance of common stock at a discount to the market price of such stock;

2.	Issuance of convertible securities that are convertible into an indeterminate number of shares of common stock; or

3.	Issuance of warrants during the “Lock-Up Period.” The Lock-up Period begins on the Closing Date and extends until the later of (i) two hundred seventy (270) days from the Closing Date; or,

(ii) one hundred eighty (180) days from the date the Registration Statement is declared effective (plus any days in which sales cannot be made thereunder).

In addition, Investors have a right of first refusal of any future equity offerings (including debt with an equity component) for the period beginning on the Closing and ending two (2) years after the end of the Lock-up Period (the “Right of First Refusal”). The Right of First Refusal provides each Buyer an option to purchase its pro rata share of the securities being offered in the future offering on the same terms as contemplated by such Future Offering.

Notwithstanding the above, such limitations shall not apply to any transaction involving:

1.	issuances of securities in a firm commitment underwritten public offering (excluding a continuous offering pursuant to Rule 415 under the 1933 Act); or

2.
issuances of securities as consideration for a merger, consolidation or purchase of assets, or in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), or in connection with the disposition or acquisition of a business, product or license by the Company.

The limitations also shall not apply to the issuance of securities upon exercise or conversion of the Company’s options, warrants or other convertible securities outstanding as of the date hereof or to the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option or restricted stock plan approved by the shareholders of the Company.

Liquidated Damages. We are liable to pay liquidated damages in shares or cash, at our election, equal to 3% of the outstanding amount of the Notes per month plus accrued and unpaid interest if we breach any (i) covenant set forth in the Securities Purchase Agreement, including the failure to comply with blue sky laws, timely file all public reports, use the proceeds from the sale of the Notes in the agreed upon manner, obtain written consent from the Investors to negotiate or contract with a party for additional financing, reserve and have authorized the required number of common shares or maintain the listing or quotation of our common shares on an exchange or automated quotation system; or (ii) representation or warranty regarding the condition of our company set forth in the Securities Purchase Agreement.

Security Agreement and Intellectual Property Security Agreement

In connection with the Securities Purchase Agreement and as security for the Notes, we executed a Security Agreement and an Intellectual Property Security Agreement granting the Investors a continuing security interest in, a continuing first lien upon, an unqualified right to possession and disposition of, and a right of set-off against, in each case to the fullest extent permitted by law, all of the Company’s right, title and interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. Under the Security Agreement and Intellectual Property Security Agreement, events of default occur upon:

▪	The occurrence of an event of default (as defined in the Notes and listed below) under the Notes;

▪	Any representation or warranty we made in the Security Agreement or in the Intellectual Property Security Agreement shall prove to have been incorrect in any material respect when made;

▪
The failure by us to observe or perform any of our obligations under the Security Agreement or Intellectual Property Security Agreement for ten (10) days after receipt of notice of such failure from the Investors; and

▪	Any breach of, or default under, the Warrants.

Warrants

Exercise Terms and Limitation. We simultaneously issued to the Investors seven (7) year Warrants to purchase 10,000,000 shares of our common stock at an exercise price of $0.02. The Investors have contractually agreed to restrict their ability to exercise the Warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such exercise does not exceed 4.99% of the then issued and outstanding shares of our common stock.

Cashless Exercise. If the shares of common stock underlying the Warrants are not registered, then the Investors are entitled to exercise the Warrants on a cashless basis without paying the exercise price in cash. In the event that the Investors exercise the Warrants on a cashless basis, then we will not receive any proceeds.

Anti-Dilution. The Warrants’ exercise price will be adjusted in certain circumstances such as if we issue common stock at a price below market price, except for any securities issued in connection with the Notes, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the Investors’ position.

Notes

Interest, Maturity and Conversion. The Notes bear interest at 6% per annum, mature three (3) years from the issuance date, and are convertible into shares of our common stock at the applicable percentage of the average of the lowest three (3) intraday trading prices for our shares of common stock during the twenty (20) trading day period prior to conversion, but not including the conversion date. The “Applicable Percentage” means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty (30) days of the closing, and (ii) 60% in the event that the Registration Statement is declared effective by the SEC.

In the event of full conversion of the aggregate principal amount of the Notes of $2,000,000, we would have to register a total of 256,410,256 shares of common stock. This amount is calculated as follows:

The aggregate principal amount of the Notes is $2,000,000. The estimated conversion price of the Notes is $0.0078 based on the following: $0.013 was the average of the lowest three (3) intraday trading prices for our shares of common stock during the twenty (20) trading days prior to the Issuance Date (“Average Common Stock Price”), less a 40% discount. Thus, at a discounted price-per-share of $0.0078, 256,410,256 shares of the Company's common stock would be issuable upon conversion of $2,000,000 into common shares of the Company ("Conversion Shares") and would be registered.

There is no limit to the number of shares that we may be required to issue upon conversion of the Notes as it is dependent upon our share price, which varies from day to day. This could cause significant downward pressure on the price of our common stock. The following table shows the effect on the number of shares issuable upon full conversion, in the event the common stock price declines by 25%, 50% and 75% from the trading price on the date of the Closing.

		Price Decreases By
	7/31/2006	25%	50%	75%
Average Common Stock Price (as defined above)	$0.013	$0.00975	$0.0065	$0.00325
Conversion Price	$0.0078	$0.00585	$0.0039	$0.00195
100% Conversion Shares	256,410,256	341,880,342	512,820,513	1,025,641,026

Conversion Limitation. The Investors have contractually agreed to restrict their ability to convert the Notes and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of our common stock.

Call Option. The Notes have a call option, which provides us with the right to prepay the Notes in the event that no event of default exists, there are a sufficient number of shares available for conversion of the Notes and the market price is at or below $0.25 per share. Prepayments are to be made in cash equal to either (i) 120% of the outstanding principal and accrued interest for prepayments occurring within 30 days following the issue date of the Notes; (ii) 130% of the outstanding principal and accrued interest for prepayments occurring between 31 and 60 days following the issue date of the Notes; and (iii) 140% of the outstanding principal and accrued interest for prepayments occurring after the 60th day following the issue date of the Notes. To exercise this right, we must provide to the note holders prior written notice no less than 3 trading days before the exercise date.

Partial Call Option. In the event that the average daily price of the common stock for each day of the month ending on any determination date is below $0.25, we have a partial call option which provides us with the right to prepay a portion of the outstanding principal amount of the Notes equal to 101% of the principal amount hereof divided by thirty-six (36) plus one month's interest. Exercise of this option will stay all conversions for the following month. The full principal amount of the Notes is due upon default under the terms of Notes. In addition, we have granted the Investors a security interest in substantially all of our assets and intellectual property as well as registration rights.

Anti-Dilution. The Notes’ conversion price will be adjusted in certain circumstances such as if we issue common stock at a price below market price, except for any securities issued in connection with the Notes, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the Investors’ position.

Default. An “Event of Default” occurs if we:

▪	Fail to pay the principal or interest when due;

▪	Fail to issue shares of common stock upon receipt of a conversion notice;

▪	Fail to file a registration statement within 45 days following the Closing or fail to have the registration statement effective 135 days following the Closing;

▪	Breach any material covenant or other material term or condition in the Notes or the Securities Purchase Agreement;

▪	Breach any representation or warranty made in the Securities Purchase Agreement or other document executed in connection with the financing transaction;

▪
Fail to maintain the listing or quotation of our common stock on the OTCBB or an equivalent exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange;

▪
Apply for or consent to the appointment of a receiver or trustee for us or any of our subsidiaries or for a substantial part of our of our subsidiaries' property or business, or such a receiver or trustee shall otherwise be appointed;

▪
Have any money judgment, writ or similar process shall be entered or filed against us or any of our subsidiaries or any of our property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Investors;

▪
Institute or have instituted against us or any of our subsidiaries any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors; or

▪	Default under any Note issued pursuant to the Securities Purchase Agreement.

Value of Shares Underlying Notes

The maximum aggregate dollar value of the 9,778,351 shares of common stock underlying the Notes that the Company has registered for resale is $76,271.14.

This number is based on ¹/3 of our 29,335,054 non-affiliate outstanding common shares issued and outstanding as of June 1, 2007 and the estimated conversion price per share of $0.0078 ($$0.013 was the average of the lowest three (3) intraday trading prices for our common shares during the twenty (20) trading days prior to the date the Notes were issued on July 31, 2006, less a 40% discount).

The market price for the Company’s common stock on the Issuance Date was $0.012 per share based on the closing price on July 31, 2006, the closing price on the Issuance Date. Using this market price per share, the maximum aggregate dollar value of the 9,778,351 common shares underlying the Notes that the Company has registered for resale is $117,340.21.

Fees and Payments Associated with Transaction

The following table discloses the dollar amount of each payment (including the dollar value of any payments to be made in common stock) in connection with the financing transaction that the Company has paid, or may be required to pay to any Selling Stockholder, any affiliate of a Selling Stockholder, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction. The table also reflects the potential net proceeds to the Company from the sale of the Notes and the total possible payments to all selling shareholders and any of their affiliates in the first year following the sale of convertible notes. We intend to use all proceeds received in connection with the financing transaction for general corporate, business development and working capital purposes. For purposes of this table, we assumed that the aggregate of $2,000,000 in Notes were issued on July 31, 2006, even though the Investors are not obligated to pay to us the third tranche of $700,000 until this Registration Statement is declared effective by the SEC. There are no other persons with whom any Selling Stockholder has a contractual relationship with regarding the transaction.

Finder’s Fee(1)	Structuring and Due Diligence Fees(2)	Maximum Possible Interest Payments(3)	Maximum Redemption Premium(4)	Maximum Possible Liquidated Damages(5)	Maximum First Year Payments(6)	Maximum Possible Payments(7)	Net Proceeds to Company(8)

$0	$35,000	$190,379.50	$876,151.80	$63,088.16	$166,026.87	$288,467.66	$1,965,000
 ____________________

(1)	No fees were paid for arranging the financing.

(2)
Pursuant to the Securities Purchase Agreement, the Company paid to The National Investment Resources, LLC (“NIR”) $30,000 in structuring and due diligence fees and $5,000 to Ballard Spahr Andrews & Ingersoll, LLP, NIR’s legal counsel in connection with the transaction.

(3)
Maximum amount of interest that can accrue assuming all Notes aggregating $2,000,000 were issued on July 31, 2006 and remain outstanding until the maturity date. Interest is payable quarterly provided that no interest shall be due and payable for any month in which the intraday trading price is greater than $0.01. The Company, at its option, may pay accrued interest in either cash or, in shares of its common stock. To date, no interest has accrued or been paid since our intraday trading price has been greater than $0.01.

(4)
Under certain circumstances we have the right to redeem the full principal amount of the Notes prior to the maturity date by repaying the principal and accrued and unpaid interest plus a redemption premium of 40%. This represents the maximum redemption premium the Company would pay assuming we redeem all of the Notes twelve (12) months from July 31, 2006.

(5)
Under the Stock Purchase Agreement, the maximum amount of liquidated damages that the Company may be required to pay for the twelve (12) months following the sale of all Notes is 3% of the outstanding principal and accrued and unpaid interest.

(6)
Total maximum payments that the Company may be required to pay to the Selling Stockholders for the twelve (12) months following the sale of all Notes, which is comprised of $102,938.71 in first year interest and $63,088.16 in liquidated damages. If we redeemed the Notes one year from the Issuance Date, then the total payments would be $2,876,151.80, which is calculated by adding the outstanding principal ($2,000,000), plus total first year interest payments ($102,938.71), plus liquidated damages ($63,088.16), plus maximum redemption premium ($710,124.93).

(7)
Total maximum payments payable by Company, includes structuring and due diligence fees of $35,000, maximum possible interest of $190,379.50 and maximum possible liquidated damages of $63,088.16. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement, which would increase the possible maximum payments by Company to $353,467.66 and reduce the net proceeds to Company to $1,900,000. In addition, we were required to place in escrow $20,000 for the purchase of keyman insurance for David Dalton, our Chief Executive Officer. The premium was $45,000 for a $4,000,000 policy, which would increase the possible maximum payments by Company to $398,467.66 and reduce the net proceeds to Company to $1,865,000.

(8)	Total net proceeds to the Company including the $35,000strcuturing and due diligence fees. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement.

Total Possible Profit Selling Stockholders Could Realize

Notes

The following table discloses the total possible profit Selling Stockholders could realize as a result of the conversion discount for the securities underlying the Notes. For purposes of this table, we assumed that the aggregate of $2,000,000 in Notes were issued on July 31, 2006, even though the Investors are not obligated to pay to us the third tranche of $700,000 until this registration statement is declared effective by the SEC.

Market Price(1)	Conversion Price(2)	Shares Underlying Notes(3)	Combined Market Price of Shares(4)	Total Conversion Price(5)	Total Possible Discount to Market Price(6)

$0.012	$0.0078	256,410,256	$3,076,923.07	$2,000,000.00	$1,076,923.07
 ____________________

(1)	Market price per share of our common stock on the Issuance Date (July 31, 2006).

(2)
The conversion price is calculated by the average of the lowest three (3) intraday trading prices for our common shares during the twenty (20) trading days prior to the date the Notes were issued on July 31, 2006 ($0.013 was the average), less a 40% discount.

(3)
Total number of shares of common stock underlying the Notes assuming full conversion as of the Issuance Date. Since the conversion price of the Notes may fluctuate as market prices fluctuate, the actual number of shares that underlie the Notes will also fluctuate.

(4)	Total market value of shares of common stock underlying the Notes assuming full conversion as of the Issuance Date based on the market price of the common stock on the Issuance Date.

(5)	Total value of shares of common stock underlying the Notes assuming full conversion as of the Issuance Date based on the conversion price.

(6)	Discount to market price calculated by subtracting the total conversion price (result in footnote (5)) from the combined market price (result in footnote (4)).

Warrants
      We also issued to Selling Stockholders seven year Warrants to purchase an aggregate of 10,000,000 shares of our common stock, exercisable on a cashless basis provided we are not in default of the Notes with the aggregate exercise price of $200,000 if exercised on a cashless basis. The following table discloses the total possible profit Selling Stockholders could realize as a result of the cashless exercise of the Warrants.

Market Price(1)	Exercise Price(2)	Shares Underlying Warrants(3)	Combined Market Price(4)	Total Exercise Price(5)	Total Possible Discount to Market Price(6)

$0.012	$0.02	10,000,000	$120,000	$200,000	$0
 ____________________

(1)	Market price per share of our common stock on the Issuance Date (July 31, 2006).

(2)
The exercise price per share of our common stock underlying the Warrants is fixed at $0.02 except that the Warrants contain anti-dilution protections which in certain circumstances may result in a reduction to the exercise price.

(3)
Total number of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date. Upon certain adjustments of the exercise price of the warrants, the number of shares underlying the Warrants may also be adjusted such that the proceeds to be received by us would remain constant.

(4)	Total market value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date based on the market price of the common stock on the Issuance Date.

(5)	Total value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date based on the exercise price.

(6)
Discount to market price calculated by subtracting the total exercise price (result in footnote (5)) from the combined market price (result in footnote (4)). The result of an exercise of the Warrants at the exercise price and a sale at the market price would be a loss to the Selling Stockholder. Since the current closing price of our common stock is less than the Warrants’ exercise price, the Warrants are out of the money and no profit would be realized as of June 1, 2007.

Combined Total Possible Profit Selling Stockholders Could Realize

The following table summarizes the potential proceeds available to the Company pursuant to the financing with the Investors and the Investors’ return on investment. For purposes of this table, we assumed that the aggregate of $2,000,000 in Notes were issued on July 31, 2006, even though the Investors are not obligated to pay to us the third tranche of $700,000 until this registration statement is declared effective by the SEC, and that the Investors exercise all of the in-the-money Warrants, if any, on a cash basis.

Gross Proceeds Payable to Company(1)	Maximum Possible Payments by Company(2)	Net Proceeds to Company(3)	Combined Total Possible Profit to Investors(4)	All Payments + Possible Profit / Net Proceeds(5)	All Payments + Possible Profit / Net Proceeds Averaged Over 3 Years(6)

$2,000,000	$288,467.66	$1,965,000	$1,076,923.07	69.49%	23.16%
 ____________________

(1)	Total amount of the Notes.

(2)
Total maximum payments payable by Company, includes structuring and due diligence fees of $35,000, maximum possible interest of $190,379.50 and maximum possible liquidated damages of $63,088.16. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement, which would increase the possible maximum payments by Company to $353,467.66 and reduce the net proceeds to Company to $1,900,000. In addition, we were required to place in escrow $20,000 for the purchase of keyman insurance for David Dalton, our Chief Executive Officer. The premium was $45,000 for a $4,000,000 policy, which would increase the possible maximum payments by Company to $398,467.66 and reduce the net proceeds to Company to $1,865,000.

(3)
Total net proceeds to the Company including the $35,000 structuring and due diligence fees. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement, and paid $45,000 for the purchase of keyman insurance for David Dalton our Chief Executive Officer, both of which would increase the possible maximum payments by us to $398,476.66 and reduce the net proceeds to the Company to $1,865,000.

(4)
Total possible profit to the Investors is based on the aggregate discount to market price of the conversion of the Notes and cashless exercise of Warrants. The Notes’ conversion price is calculated by the average of the lowest three (3) intraday trading prices for our common shares during the twenty (20) trading days prior to the date the Notes were issued on July 31, 2006 ($0.013 was the average), less a 40% discount. The result of an exercise of the Warrants at the exercise price and a sale at the market price would be a loss to the Selling Stockholder. Since the current closing price of our common stock is less than the Warrants’ exercise price, the Warrants are out of the money and no profit would be realized as of June 1, 2007.

(5)
Percentage equal to the maximum possible payments by us in the transaction ($288,467.66) plus total possible discount to the market price of the shares underlying the convertible debentures ($1,076,923.07), plus profit from 10,000,000 warrants in the money as of June 1, 2007 ($0), divided by the net proceeds to the Company resulting from the sale of the Notes ($1,965,000).

(6)	Calculated by dividing 69.49% (footnote 5) by 3.

Prior Securities Transactions with Selling Stockholders

We have not engaged in any prior securities transactions with the Selling Stockholders, any affiliates of the Selling Stockholders, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

Shares Outstanding Prior to the Transaction

The following table discloses certain information comparing the number of shares outstanding prior to the transaction, number of shares registered by the Selling Stockholders, or their affiliates, in prior registration statements (along with that number still held and number sold pursuant to such prior registration statement) and the number of shares registered for resale in this Registration Statement relating to the financing transaction.

Number of shares outstanding prior to convertible note transaction held by persons other than the Selling Stockholders, affiliates of the Company and affiliates of the Selling Stockholders.	29,335,054

Number of shares registered for resale by Selling Stockholders or affiliates in prior registration statements.	0

Number of shares registered for resale by Selling Stockholders or affiliates of Selling Stockholders that continue to be held by Selling Stockholders or affiliates of Selling Stockholders.	0

Number of shares sold in registered resale by Selling Stockholders or affiliates of Selling Stockholders.	0

Number of shares registered for resale on behalf of Selling Stockholders or affiliates of Selling Stockholders in current transaction.	9,778,351

Repayment, Shorting and Prior Transactions with Selling Stockholders

The Company intends to repay the overlying securities and believes that it will have the financial ability to make all payments on the Notes when they become due and payable. To the best of our knowledge, and based on information obtained from the Selling Stockholders, none of the selling shareholders have an existing short position in the Company’s common stock.

Other than its issuance and sale of the Notes and the Warrants to the Selling Stockholders, the Company has not in the past three (3) years engaged in any securities transaction with any of the Selling Stockholders, any affiliates of the Selling Stockholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons). In addition, other than in connection with the contractual obligations set forth in the transaction documents filed as Exhibits to our Form 8-K filed August 7, 2006 and Form 8-K filed September 21, 2006, including the (i) the Securities Purchase Agreement, (ii) the Notes and the Warrants and (iii) the Security Agreement, (iv) the Intellectual Property Security Agreement, the Company does not have any agreements or arrangements with the Selling Stockholders with respect to the performance of any current or future obligations.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. Each of the following risks could materially adversely affect our business, financial condition and results of operations, which could cause the price of our shares to decline significantly and you may lose all or a part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See “Forward-Looking Statements.”

Risks Related to the Operation of Our Business

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline.

We have historically lost money and losses may continue in the future, and this may adversely impact our business.

Since our inception, through March 31, 2007 we have not been profitable and have lost money on both a cash and non-cash basis. For the three months ended March 31, 2007 we have incurred a net loss of $73,141 and for the years ended December 31, 2006 and 2005 we recorded net losses of $1,183,067 and $1,889,089 respectively.

    Our accumulated deficit was $17,655,678 as of March 31, 2007. Future losses are likely to occur, as we are dependent on spending money to evaluate and pursue motor sports development projects. No assurances can be given that we will be successful in reaching or maintaining profitable operations. Accordingly, we may continue to experience liquidity and cash flow problems.

We will most likely need to raise additional capital or debt funding to sustain operations, and our inability to obtain adequate financing may result in us curtailing our business operations.

Unless we can become profitable with the existing sources of funds, we will require additional capital to sustain operations and may need access to additional capital or additional debt financing to grow. In addition, to the extent that we have a working capital deficit and we will need to raise capital to repay the deficit and provide more working capital to permit growth in revenues. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to reduce the pace of business operations. Any of these events could be materially harmful to our business and may result in a lower stock price.

We have been the subject of a going concern opinion for the years ended December 31, 2006 and 2005 from our independent auditors, which means that we may not be able to continue operations unless we can become profitable or obtain additional funding.

Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our financial statements for the year ended December 31, 2005, which states that the financial statements raise substantial doubt as to our ability to continue as a going concern. Our ability to make operations profitable or obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We will have to raise additional funds to meet our current obligations and to cover operating expenses through the year ending December 31, 2006. If we are not successful in raising additional capital we may not be able to continue as a going concern.

We are subject to a working capital deficit, which means that our current assets on March 31, 2007 were not sufficient to satisfy our current liabilities.

    We had a working capital deficit of $4,942,145 at March 31, 2007, which means that our current liabilities of $5,000,705 as of that date exceeded our current assets of $58,560 on March 31, 2007 by $4,942,145. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on March 31, 2007 were not sufficient to satisfy all of our current liabilities on that date. We will have to raise capital or debt to fund the deficit or cease operations.

We are a small company and must compete with three large manufacturers who control approximately 90% of the worldwide syringe market.

Our principal competition is from manufacturers of traditional disposable syringes. Becton-Dickinson, Tyco and Terumo Medical Corporation of Japan control approximately 90%, of the worldwide syringe market, and are substantially larger, more established and have significantly greater financial, sales and marketing, distribution, engineering, research and development and other resources than we do. To our knowledge, only Becton-Dickinson and Bader & Partner Medizintechnik GmbH, a German machine tool manufacturer, distribute commercially a line of difficult to reuse syringes, none of which allow for aspiration. The Bader DestroJect syringe and the Becton-Dickinson SOLOSHOT and UNIJECT syringes were developed originally for WHO-UNICEF immunization programs. We cannot make any assurance that the major syringe manufacturers or others will not commence production of difficult to reuse syringes, or that we will be able to successfully compete in this market.

We may not realize continuing revenues from licensing our patents and technology.

If we are unable to realize continuing revenue from licensing our patents and technologies, we will be dependent on our manufacturing operations which have not been profitable to date and our stockholders would be adversely affected.

Our recent change in the focus of our operations and our limited operating history under this new focus makes it difficult or impossible to evaluate our performance and make predictions about our future.

In 2006, we adopted a new strategy which seeks to focus our business on PPSI’s business of providing physician samples and sample distribution systems for pharmaceutical companies nationwide. Accordingly, we have a limited operating history upon which an evaluation of our performance and prospects can be based. We face all of the risks common to companies in their early stage of development, including:

•	Under Capitalization
•	Cash Shortages

•	An Unproven Business Model

•	A Product in the Development Stage

•	Lack of Revenue, Cash flow, and Earnings to be Self-sustaining

Due to our limited operating history under this new business focus, it is difficult to make an evaluation of our future performance. If we do not successfully address the risks facing us, then our future business prospects will be significantly limited and, as a result, the trading price of our common stock would likely decline significantly. You should consider the likelihood of our future success in view of our limited operating history, as well as the complications frequently encountered by other companies in the early stages of development. If we encounter problems, additional costs, difficulties, complications or delays in connection with our distribution activities, it will have a material adverse effect on its business, results of operations and financial condition, and as a result, its business could fail.

Additional financing may potentially dilute the value of our stockholders’ shares.

We will need to raise additional capital to fund our anticipated future expansion and implement our business plan. Any additional financing may also involve dilution to our then-existing stockholders, which could result in a decrease in the price of our common stock.

We depend on key personnel and our failure to attract or retain key personnel could harm our business.

Our success largely depends on the efforts and abilities of key executives and consultants, including Dr. David Dalton, our Chief Executive Officer and President, Michael A. Lesisko, our Chief Financial Officer, Secretary and Treasurer, and Raphael Langford, our Chief Operating Officer and Executive Vice President. The loss of the services of Messrs. Dalton, Lesisko or Langford could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We presently maintain a key-man life insurance policy on Mr. Dalton.

If we are subject to product liability claims and have not obtained adequate insurance to protect against these claims, our financial condition would suffer.

Our syringe products expose us to products liability claims. We have limited product liability insurance coverage, but there is no guarantee that it is adequate coverage. There is also a risk that third parties for which we have agreed to indemnify could incur liability.

We will also have products liability exposure as a grower and seller of ingestible food and herb products. There is no guarantee that our insurance coverage (once obtained for these particular risks) or other resources will be adequate to satisfy a claim or lawsuit that might be filed against us for alleged deficiencies or problems caused by our agricultural products.

We cannot predict all of the possible harms or side effects that may result and, therefore, the amount of insurance coverage we obtain may not be adequate to protect us from all liabilities. We may not have sufficient resources to pay for any liabilities resulting from a claim beyond the limit of, or excluded from, our insurance coverage.

New business ventures or acquisitions that we may undertake would involve a number of inherent risks, any of which could cause us not to realize the benefits anticipated to result.

We continually seek to expand our operations through acquisitions of businesses and assets. These transactions involve various inherent risks, such as:

•	uncertainties in assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates;

•	the potential loss of key personnel of an acquired business;

•	the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;

•	problems that could arise from the integration of the acquired or new business;

•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale; and

•	unexpected development costs that adversely affect our profitability.

Any one or more of these factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets or the commencement of a new business venture.

We have relied on capital contributed by related parties, and such capital may not be available in the future.

    During the years ended December 31, 2006 and 2005, Univec has repaid an aggregate of $455,517 to Pharmacy Services, Inc., Health Resources, Inc. and other companies all owned by Dr. David Dalton, President and Chief Executive Officer. These loans are repayable on demand at 10%, per annum. These repayment funds were primarily provided by notes and loans payable — long term. At December 31, 2006 and 2005, the aggregate balance outstanding was $123,283 and $815,510, respectively. Since 2004, PPSI shared office space and other administrative expenses with affiliated companies owned by Dr. Dalton. These expenses have not been allocated between the companies, but PPSI’s portion is insignificant.

Our future cash requirements will depend on many factors, including new acquisitions and distribution agreements. We do not expect to generate a positive cash flow from operations until we complete successful acquisitions and distribution agreements. We intend to seek additional funding through public or private financing transactions. Successful future operations are subject to a number of technical and business risks, including our continued ability to obtain future funding, satisfactory product development and market acceptance for our products.

Although we have been paying back these loans from Dr. Dalton and his affiliated companies, we may be unable to repay the remainder as planned and may have to look again to Dr. Dalton and his affiliated companies for assistance in financing if we are unable to obtain future financing. There is no guarantee that Dr. Dalton or his affiliated companies will have financial resources available to assist in our funding.

We have relied heavily on one customer owned by related parties, and such reliance may not be available in the future.

    For the year ended December 31, 2006, our largest customer, Pharmacy Services, Inc., a company owned by Dr. David Dalton, our President and Chief Executive Officer, purchased goods which generated net revenues of $40,605 from PPSI’s GPO. This transaction represented 50% of total revenue. There is no guarantee that this customer will continue to buy our products. If this customer stops buying our products, or if we do not find additional customers to buy our products, then our future business prospects will be significantly limited and, as a result, it will have a material adverse effect on our business, results of operations and financial condition, and as a result, our business could fail and the trading price of our common stock would likely decline significantly.

We intend to reduce our reliance on this customer through expanding sales to other parties.

We are subject to new corporate governance and internal controls reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements could adversely affect our business.

We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future. In particular, we will be required to include management and auditor reports on internal controls as part of our annual report for the year ended December 31, 2006 pursuant to Section 404 of the Sarbanes-Oxley Act. We cannot assure you that we will be able to fully comply with these laws, rules and regulations that address corporate governance, internal control reporting and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition and the value of our securities.

We may not be able to form and maintain the collaborative relationships that our business strategy requires, and if we cannot do so, our ability to develop products and revenue will suffer.

We must form research collaborations and licensing arrangements with several partners at the same time to operate our business successfully. To succeed, we will have to maintain our existing relationships and establish additional collaborations. We cannot be sure that we will be able to establish any additional research collaborations or licensing arrangements necessary to develop and commercialize products using our technology or that we can do so on terms favorable to us. If our collaborations are not successful or we are not able to manage multiple collaborations successfully, our programs may suffer.

Collaborative agreements generally pose the following risks:

•	collaborators may not pursue further development and commercialization of products resulting from collaborations or may elect not to continue or renew research and development programs;

•
collaborators may delay clinical trials, under-fund a clinical trial program, stop a clinical trial or abandon a product, repeat or conduct new clinical trials or require a new formulation of a product for clinical testing;

•	collaborators could independently develop, or develop with third parties, products that could compete with our future products;

•	the terms of our agreements with our current or future collaborators may not be favorable to us;

•
a collaborator with marketing and distribution rights to one or more products may not commit enough resources to the marketing and distribution of our products, limiting our potential revenues from the commercialization of a product;

•	disputes may arise delaying or terminating the research, development or commercialization of our products, or result in significant litigation or arbitration; and

•	collaborations may be terminated and, if terminated, we would experience increased capital requirements if we elected to pursue further development of the product.

We do not have international patents, which could impair our ability to compete and protect our products.

Although we have applied for international patents for our locking clip and aspirating plunger in certain foreign countries participating in the Patent Cooperation Treaty (Canada, Brazil, Mexico, certain European countries, Japan, South Korea, China, Russia and Australia), we have not yet received approval. Patent applications filed in foreign countries and patents granted in such countries are subject to laws, rules and procedures that differ from those in the United States, and accordingly, patent protection in such countries may be different from patent protection provided by United States laws. We do not know when, or if, our patent applications will be granted or if we will apply for other patents. If we do not apply for other patents, if there are delays in obtaining the patents applied for, or if we are unable to obtain the patents, we may not be able to adequately protect our technologies in foreign markets.

If we are unable to protect effectively our intellectual property, third parties may use our technology, which could impair our ability to compete in our markets.

Our success will depend on our ability to obtain and protect patents on our technology and to protect our trade secrets. The patents we currently own may not afford meaningful protection for our technology and products. Others may challenge our patents and, as a result, our patents could be narrowed, invalidated or unenforceable.

In addition, our current and future patent applications may not result in the issuance of patents in the United States or foreign countries. Competitors might develop products similar to ours that do not infringe on our patents. In order to protect or enforce our patent rights, we may initiate interference proceedings, oppositions, or patent litigation against third parties, such as infringement suits. These lawsuits could be expensive, take significant time and divert management’s attention from other business concerns. The patent position of medical firms generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under biotechnology patents. In addition, there is a substantial backlog of applications at the U.S. Patent and Trademark Office, and the approval or rejection of patent applications may take several years.

We cannot guarantee that our management and others associated with us will not improperly use our patents, trademarks and trade secrets. Further, others may gain access to our trade secrets or independently develop substantially equivalent proprietary information and techniques.

Our success will depend partly on our ability to operate without infringing on or misappropriating the proprietary rights of others.

We may be sued for infringing on the intellectual property rights or misappropriating the proprietary rights of others. Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation could adversely affect our business, financial condition and results of operations. In addition, litigation is time consuming and could divert management attention and resources away from our business. If we do not prevail in any litigation, we could be required to stop the infringing activity and/or pay substantial damages. Under some circumstances in the United States, these damages could be triple the actual damages the patent holder incurs. If we have supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder.

If a third party holding intellectual property rights successfully asserts an infringement claim with respect to any of our products, we may be prevented from manufacturing or marketing our infringing product in the country or countries covered by the patent we infringe, unless we can obtain a license from the patent holder. Any required license may not be available to us on acceptable terms, or at all. Some licenses may be non-exclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to market some of our anticipated products, which could have a material adverse effect on our business, financial condition and results of operations.

Shareholders must rely on management for the operation of the company.

All decisions with respect to the operation of us and development, production and marketing of our products and services, will be made exclusively by management. Our success will, to a large extent, depend on the quality of the management of the company. In particular, we will depend on the services of our board members and officers. Management believes that these individuals have the necessary business experience to supervise the management of the company and production and commercial exploitation of our products, however, there can be no assurance that they will perform adequately or that our operations will be successful. Shareholders will have no right or power to take part in the management of the company, for the most part, except to the extent of voting for the members of the Board of Directors each year. Accordingly, no person should purchase any of the stock offered hereby unless such prospective purchaser is willing to entrust all aspects of the management of the company to management and has evaluated management’s capabilities to perform such functions.

Risks Related to Our Common Stock and Its Market

If the ownership of our common stock continues to be somewhat concentrated in shares owned by our management, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

As of June 26, 2007, our executive officers, directors and their affiliates, beneficially own or control approximately 53.65% of the outstanding shares of our common stock, which entitles the holder to vote on a one vote per share basis. Accordingly, our current executive officers, directors and their affiliates will have some control over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions.

These stockholders may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

We may issue additional preferred stock in the future, and the terms of the preferred stock may reduce the value of your common stock.

    We are authorized to issue up to 5,000,000 shares of preferred stock in one or more series. Our Board of Directors will be able to determine the terms of preferred stock without further action by our stockholders. We have designated 1,250,000 shares of preferred stock as Series D Convertible Preferred Stock, par value $0.001 per share, of which 208,333 shares are outstanding as of June 26, 2007, and 2,000 shares of preferred stock as Series E Convertible Preferred Stock, par value $0.001 per share, of which 1 share is outstanding as of June 26, 2007. The Series D is initially convertible into three shares of common stock, of which 104,167 shares, or 50%, were issued to management and are outstanding as of June 26, 2007.

Series D holders are entitled to receive, prior to the payment of dividends to the common stock, cumulative dividends of 5%, per share, per annum. The Series D stock may be redeemed at the option of the Company, in cash at $2.40, per share. In addition, Series D stockholders are entitled to a liquidation preference of $2.40, per share, plus unpaid dividends, entitled to receive, prior to the payment of dividends to the Series D and common stock, cumulative dividends of 5%, per share, per annum.

    The Series E stock may be redeemed at the option of the Company, in cash, at 135% of the stated value, per share, plus all unpaid dividends. In addition, Series E stockholders are entitled to a liquidation preference of $1,000, per share, plus all unpaid dividends. Each share of Series E is convertible into shares of common stock at the lesser of $1.10 or 80% of market value, as defined. In August 2006, the Company was required to convert all the Series E into common stock at the conversion price, unless the holder becomes a 5% or greater stockholder. The Company may redeem the Series E in cash at $1,350, per share, plus all unpaid dividends, as defined. We converted all but one share.

To the extent we issue preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, and may include preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions.

We have not, and currently do not anticipate, paying dividends on our common stock.

We have never paid any dividend on our common stock and do not plan to pay dividends on our common stock for the foreseeable future. We currently intend to retain future earnings, if any, to finance operations, capital expenditures and to expand our business.

There is a limited market for our common stock which makes it difficult for investors to engage in transactions in our securities.

Our common stock is quoted on the Pink Sheets under the symbol “UNVC”. There is a limited trading market for our common stock. If public trading of our common stock does not increase, a liquid market will not develop for our common stock. The potential effects of this include difficulties for the holders of our common shares to sell our common stock at prices they find attractive. If liquidity in the market for our common stock does not increase, investors in our company may never realize a profit on their investment.

Our stock is thinly traded, which can lead to price volatility and difficulty liquidating your investment.

The trading volume of our stock has been low, which can cause the trading price of our stock to change substantially in response to relatively small orders. In addition, during the last two fiscal years and interim quarters, our common stock has traded as low as $0.011 and as high as $0.12. Both volume and price could also be subject to wide fluctuations in response to various factors, many of which are beyond our control, including actual or anticipated variations in quarterly and annual operating results and general market perception. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. In addition, we believe that factors such as changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future.

We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our shareholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our common stock is deemed to be “penny stock”, which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•	With a price of less than $5.00 per share;

•	That are not traded on a “recognized” national exchange;

•	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

•
In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. Many brokers have decided not to trade “penny stocks” because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules,” investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded on the Pink Sheets, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

We failed to have a registration statement become effective within 135 days after the initial closing date of July 31, 2006 with our recent financing and as such we are subject to liquidated damages. Liquidated damages may be paid in cash or in shares of our common stock pursuant to the Securities Purchase Agreement and “Conversion Default Payments” may be paid in cash or shall be convertible into shares of our common stock pursuant to the Notes.

We received financing from the Selling Stockholders listed in this document on July 31, 2006 and September 19, 2006. Such financing required us to file a registration statement and have the registration statement declared effective by the SEC within 135 days of the closing of the financing, which occurred on July 31, 2006. Since we withdrew our initial registration statement and a registration statement was not declared effective within 135 days of July 31, 2006, we began incurring liquidated damages equal to 3% of the principal of the Notes issued for each 30 day period that a registration statement was not declared effective after December 13, 2006.

The conversion of the promissory notes based on our recent financing is based on an average of our closing bid price of our intra day trading prices of our common stock over a certain period of time prior to conversion and the decrease of the intra day trading price will result in issuance of a significant increase of shares resulting in dilution to our shareholders.

The conversion of the promissory notes in our recent financing is based on the applicable percentage of the average of the lowest three (3) intraday trading prices for the common stock during the twenty (20) trading day period prior to conversion. The “Applicable Percentage” means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing. The price of our common shares may fluctuate and the lower intra-day trading price in the future, will result in a conversion ratio resulting in issuance of a significant amount of our common shares to the promissory note holders. This will result in our present shareholders being diluted.

Selling shareholders may impact our stock value through the execution of short sales which may decrease the value of our common stock.

Short sales are transactions in which a selling shareholder sells a security it does not own. To complete the transaction, a selling shareholder must borrow the security to make delivery to the buyer. The selling shareholder is then obligated to replace the security borrowed by purchasing the security at the market price at the time of replacement. The price at such time may be higher or lower than the price at which the security was sold by the selling shareholder. If the underlying security goes down in price between the time the selling shareholder sells our security and buys it back, the selling shareholder will realize a gain on the transaction. Conversely, if the underlying security goes up in price during the period, the selling shareholder will realize a loss on the transaction. The risk of such price increases is the principal risk of engaging in short sales. The selling shareholders in this registration statement could short the stock by borrowing and then selling our securities in the market, and then converting the stock through either the Note or Warrants at a discount to replace the security borrowed. Because the selling shareholders control a large portion of our common stock, the selling shareholders could have a large impact on the value of our stock if they were to engage in short selling of our stock. Such short selling could impact the value of our stock in an extreme and volatile manner to the detriment of other shareholders.

Shares eligible for public sale in the future could decrease the price of our shares of common stock and reduce our future ability to raise capital.

Sales of substantial amounts of shares of our common stock in the public market could decrease the prevailing market price of our common stock. If this is the case, investors in our shares of common stock may be forced to sell such shares at prices below the price they paid for their shares, or in the case of the investors in the July 2006 financing, prices below the price they converted their notes and warrants into shares. In addition, a decreased market price may result in potential future investors losing confidence in us and failing to provide needed funding. This will have a negative effect on our ability to raise equity capital in the future.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

SELLING STOCKHOLDERS

On July 31, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $2,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (“collectively, the “Investors”). The initial funding of $700,000 of which we received net proceeds of $640,000 was completed on July 31, 2006 with the following parties and evidenced by callable secured convertible notes: AJW Capital Partners, LLC invested $67,900; AJW Offshore, Ltd. invested $413,000; AJW Qualified Partners, LLC invested $210,000; and New Millennium Capital Partners II, LLC invested $9,100.

On September 19, 2006, the second tranche of funding of $600,000 (we received net proceeds of $600,000) was completed with the following parties and evidenced by callable secured convertible notes: AJW Partners, LLC invested $66,000; AJW Offshore, Ltd. invested $366,000; AJW Qualified Partners, LLC invested $162,000; and New Millennium Capital Partners II, LLC invested $6,000.

Upon effectiveness of the Registration Statement, the Investors will purchase Notes aggregating $700,000 for the third and final tranche of funding.

The callable secured convertible notes are convertible into shares of our common stock at a variable conversion price based upon the applicable percentage of the average of the lowest three (3) intraday trading prices for the common stock during the twenty (20) trading day period prior to conversion. The “Applicable Percentage” means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing. Under the terms of the callable secured convertible note and the related warrants, the callable secured convertible note and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.

The Investors received the following seven year warrants to purchase shares of our common stock, exercisable at $.02 per share: AJW Capital Partners, LLC - 970,000 warrants; AJW Offshore, Ltd. - 5,900,000 warrants; AJW Qualified Partners, LLC - 3,000,000 warrants; and New Millennium Capital Partners II, LLC - 130,000 warrants (the “Warrants”). The Warrants are not subject to registration rights.

The total shares being registered are 9,778,351 as follows: (i) AJW Capital Partners, LLC - 948,500 shares of common stock issuable in connection with the conversion of the callable secured convertible note; (ii) AJW Offshore, Ltd. - 5,769,227 shares of common stock issuable in connection with the conversion of the callable secured convertible note;; (iii) AJW Qualified Partners, LLC - 2,933,505 shares of common stock issuable in connection with the conversion of the callable secured convertible note; and (iv) New Millennium Capital Partners II, LLC - 127,119 shares of common stock issuable in connection with the conversion of the callable secured convertible note.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of June 26, 2007 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder (11)	Shares of common stock owned prior to the offering (1)	Percent of common shares owned prior to the offering	Shares of common stock to be sold in the offering		Number of shares owned after the offering	Percent of shares owned after offering
AJW Capital Partners, LLC (7)	0	0	948,500	(2)(3)	0	0%
AJW Offshore, Ltd. (8)	0	0	5,769,227	(2)(4)	0	0%
AJW Qualified Partners, LLC (9)	0	0	2,933,505	(2)(5)	0	0%
New Millennium Capital Partners II, LLC (10)	0	0	127,119	(2)(6)	0	0%
	0	0			0	0%
Total	0	0	9,778,351		0	0%

(1)	Based on 63,288,804 shares issued and outstanding as of June 26, 2007.

(2)
The conversion has been calculated based on the maximum number of shares the Investors can receive in accordance with the 6% Callable Secured Convertible Notes and Rule 415. The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon conversion of the notes is indeterminate, is subject to adjustment and could be materially less or more than such estimated numbers depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the notes by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933 (the “Securities Act”). The convertible notes are convertible into shares of our common stock at a variable conversion price based upon the applicable percentage of the average of the lowest three (3) intraday trading prices for the common stock during the twenty (20) trading day period prior to conversion. The "Applicable Percentage" means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing. Under the terms of the debentures, if the debentures had actually been converted on July 31, 2006, the conversion price would have been $0.0078, which is calculated by using the average of the three lowest intraday trading prices within 20 days from July 31, 2006 less a 40% discount. Under the terms of the debentures, the debentures are convertible by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of the debentures) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholder could beneficially own at any given time through their ownership of the debentures.

(3)	Represents 948,500 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.

(4)	Represents 5,769,227 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.

(5)	Represents 2,933,505 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.

(6)	Represents 127,119 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.

(7)
AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC.

(8)
AJW Offshore, Ltd. is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Offshore Ltd.

(9)
AJW Qualified Partners, LLC is a private investment fund that is owned by its investors and managed by AJW Manager, LLC of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC.

(10)
New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II LLC of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners, LLC.

(11)	None of the selling stockholders are broker-dealers or affiliates of broker-dealers.

PLAN OF DISTRIBUTION

All of the stock owned by the selling security holders will be registered by the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered. The selling security holders shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,

•	transactions involving cross or block trades on any securities or market where our common stock is trading,

•
purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, “at the market” to or through market makers or into an existing market for the common stock,

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

•	any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $100,000.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales.

In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Regulation M

We have informed the Selling Shareholders that Regulation M promulgated under the Securities Exchange Act may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the Selling Shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Shareholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the Selling Shareholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Shareholders are distributing shares covered by this prospectus. Regulation M may prohibit the Selling Shareholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the Selling Shareholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened legal actions against us.

In February 2000, a former consultant commenced action against the Company and its directors, alleging breach of contract and fiduciary duty, and sought damages for consulting fees in the amount of: (1) 250,000 shares of our common stock, (2) $192,000 and (3) costs of the action. The Company was prepared to defend this action as it did not believe the consulting fees were due. However, the suit was dismissed as the consultant failed to prosecute it.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages as of management, and business experience of the directors, executive officers and certain other significant employees of our company. Our directors hold their offices for a term of one year or until their successors are elected and qualified. Our officers serve at the discretion of the Board of Directors. Each officer devotes as much of his working time to our business as is required.

Name	Age	Position	Date Appointed Director

Dr. David Dalton	58	Chief Executive Officer, President and Director	January 1, 2002

Raphael Langford	62	Chief Operating Officer and Executive Vice President

Michael Lesisko	58	Chief Financial Officer, Treasurer and Secretary

S. Robert Grass	73	Chairman	March 15, 2002

William Wooldridge	60	Director	August 5, 2003

Our Officers and Directors

Dr. David Dalton has served as our President and Chief Executive Officer since January 1, 2002, concurrent with the acquisition by Univec, Inc. of Physician and Pharmaceutical Services, Inc. (PPSI), a Baltimore based company founded by Dr. Dalton and our wholly-owned subsidiary. Dr. Dalton has been the President of PPSI since 1995. Dr. Dalton has over 35 years experience in the healthcare industry, including 18 years with Rite-Aid where he served as Corporate Vice President. Dr. Dalton founded Health Resources, Inc., in 1983, a pharmacy service provider having contracts with over 50,000 retail pharmacies for billing and payment of prescription orders through plan providers. HRI is recognized as one of the leading Black Enterprises in the United States. Dr. Dalton also founded Pharmacy Services, Inc., a pharmacy fulfillment center for correctional and other institutions, with facilities in Maryland, Tennessee and Pennsylvania. Dr. Dalton graduated from West Virginia University in 1971 with a B.S. in Pharmacy.

Raphael Langford has been Chief Operating Officer of the Company since April 2003 and is also our Executive Vice President. Prior to April 2003, Mr. Langford was the Executive Director of the National Foundation of Women Legislators. Mr. Langford served as liaison to Federal and State elected officials. Mr. Langford has over thirty-five years experience in senior management positions with AT&T, Inc., Norton Simon, Inc. and other telecommunications entities. Mr. Langford is a past president and past Chief Executive Officer of Olympic International, Inc. This company is an international broker and manufacturing network of raw materials to third world countries. Mr. Langford attended Western Reserve University.

Michael Lesisko, a certified public accountant, has served as our Chief Financial Officer since September 9, 2002, and as our Treasurer and Secretary since February 11, 2003. From June 1996 to September 2002 Mr. Lesisko was a CPA in public practice. He served as Vice President of Finance of CarrerCom Corporation and Subsidiaries from November 1988 to May 1996. Prior thereto, he served as a partner with KPMG Peat Marwick from July 1982 to August 1988, where he managed financial audits and a diverse tax practice. Mr. Lesisko graduated from Pennsylvania State University in 1970 with a B.S. in Business.

S. Robert Grass was elected as Director of Univec on March 15, 2002. He was elected Chairman of the Board of Directors in May 2002. Mr. Grass has been associated with the pharmaceutical and medical device industry for over thirty-two years. Mr. Grass developed a chain of pharmacies known as White Shield Drugstores in Pennsylvania, serving as President, Chief Executive Officer and Chairman of the Board from 1970 to 1996. Mr. Grass also served as Chief Executive Officer and Chairman of the Board of Managed Care RX, a drug fulfillment and mail order business from 1994 to 1999. Mr. Grass graduated from the University of Pittsburgh in 1954 with a B.A. focusing on Business.

William Wooldridge has been a Director since August 5, 2003. Mr. Wooldridge is a recognized and respected entrepreneur. He is the founder of MedEcon, Inc. one of the largest group purchasing organizations in the United States. Over a twenty-eight year period he has developed a corporation with medical portfolio sales in excess of $3.5 billion. In 1999, Mr. Wooldridge formed OrderButton.Net, a new web-based transaction processing service that facilitates the establishment of merchant sites on the internet. Since 2002, Mr. Wooldridge has been developing a franchised, non-traditional based photography company.

All directors hold office until the annual meeting of stockholders of the Company following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at its discretion.

The Board of Directors has two standing committees, an Audit Committee and a Compensation Committee. On June 21, 2005, William Wooldridge was elected to the Audit Committee. The duties of the Audit Committee include recommending the engagement of independent auditors, reviewing and considering actions of management in matters relating to audit functions, reviewing with independent auditors the scope and results of its audit engagement, reviewing reports from various regulatory authorities, reviewing the system of internal controls and procedures of Univec, and reviewing the effectiveness of procedures intended to prevent violations of law and regulations. On October 14, 2005, Mr. S. Robert Grass was elected to the Compensation Committee.

Significant Employees

None.

Family Relationships

No family relationships exist among our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

To our knowledge, during the past five years, none of our directors, executive officers, promoters, control persons, or nominees has been:

•
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our capital stock, as of June 26, 2007, for: (i) each director; (ii) each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock; (iii) each of our executive officers named in the Summary Compensation Table; and (iv) all of our current executive officers and directors of as a group. Except as otherwise indicated in the footnotes, all information with respect to share ownership and voting and investment power has been furnished to us by the persons listed. Except as otherwise indicated in the footnotes, each person listed has sole voting power with respect to the shares shown as beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percent of Class(2)
Common Stock	Dr. David Dalton(1)	33,251,310	(4)	49.82%(5)

Common Stock	Raphael Langford(1)	3,316,667	(6)	5.05%(7)

Common Stock	Michael Lesisko(1)	2,640,668	(8)	4.10%(9)

Common Stock	S. Robert Grass(1)	1,190,951	(10)	1.83%(11)

Common Stock	William Wooldridge(1)	375,000	(12)	0.59%(13)

Common Stock	Emerald Capital Partners LP(3) 425 Broadhollow Road Melville, NY 11747	6,000,000		9.48%

Common Stock	All officers and directors as a group (5 in number)	40,649,596	(14)	58.08%(15)

(1)	The address for each beneficial owner is 822 Guilford Avenue, Suite 208, Baltimore, Maryland 21202.

(2)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 63,288,804 common shares outstanding as of June 26, 2007, adjusted as required by rules promulgated by the Commission.

(3)	Michael Xirinachs is the Managing Partner of Emerald Capital Partners LP and has sole voting and investment control over these shares.

(4)
Includes 3,458,345 shares issuable upon exercise of presently exercisable options. Includes 2,333,333 (--% of the issued and outstanding common stock) shares held by Pharmacy Services, Inc. for which Dr. Dalton is the President of and has sole voting and investment power in regards to those shares.

(5)	Calculated on the basis of 66,902,705 shares of Common stock outstanding on a fully diluted basis including the 3,458,345 shares issuable upon the exercise of presently exercisable options.

(6)	Includes 1,133,333 shares issuable upon exercise of presently exercisable options.

(7)	Calculated on the basis of 65,711,026 shares of common stock outstanding on a fully diluted basis including the 1,133,333 shares issuable upon the exercise of presently exercisable options.

(8)	Includes 1,166,667 shares issuable upon exercise of presently exercisable options.

(9)	Calculated on the basis of 64,455,471 shares of common stock outstanding on a fully diluted basis including the 1,166,667 shares issuable upon the exercise of presently exercisable options.

(10)	Includes 312,501 shares issuable upon conversion of Series D Convertible Preferred Stock and 250,000 issuable upon exercise of presently exercisable options.

(11)
Calculated on the basis of 65,197,812 shares of common stock outstanding on a fully diluted basis including the 312,501 shares issuable upon conversion of Series D Convertible Preferred Stock and 250,000 shares issuable upon the exercise of presently exercisable options.

(12)	Includes 375,000 shares issuable upon exercise of presently exercisable options.

(13)	Calculated on the basis of 63,694,360 shares of common stock outstanding on a fully diluted basis including the 375,000 shares issuable upon the exercise of presently exercisable options.

(14)	Includes 6,570,846 shares issuable upon exercise of presently exercisable options and upon conversion of Series D Convertible Preferred Stock.

(15)
Calculated on the basis of 69,984,650 shares of common stock outstanding on a fully diluted basis including the 6,669,846 shares issuable upon the exercise of presently exercisable options and upon conversion of Series D Convertible Preferred Stock.

Changes in control

No arrangements exist which may result in a change in control of us.

DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share and 5,000,000 preferred shares, of which 1,250,000 are designated as Series D Convertible Preferred Stock, par value $0.001 per share, and 2,000 are designated as Series E Convertible Preferred Stock, par value $0.001 per share. As of June 26, 2007, there were 63,288,804 shares of common stock outstanding, 208,333 shares of Series D Convertible Preferred Stock are issued and outstanding, and 1 share of Series E Convertible Preferred Stock issued and outstanding. Only common stock is offered in this prospectus.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock (there are none currently). Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further shareholder approval.

Preferred Stock

We have authorized 5,000,000 shares of preferred stock, par value $0.001 per share, of which 1,250,000 are designated as Series D Convertible Preferred Stock, par value $0.001 per share, of which 208,333 are issued and outstanding, and 2,000 are designated as Series E Convertible Preferred Stock, par value $0.001 per share, of which 1 are issued and outstanding.

The Company has designated 1,250,000 shares of 5% cumulative convertible preferred stock (Series D), which are entitled to receive, prior to the payment of dividends to the common stock, cumulative dividends of 5% per share, per annum. The Series D stock may be redeemed at the option of the Company, in cash at $2.40, per share. In addition, Series D stockholders are entitled to a liquidation preference of $2.40, per share, plus unpaid dividends. Each share of Series D is initially convertible into three shares of common stock.

In August 2003, the Company designated 2,000 shares of 5% cumulative convertible preferred stock (Series E), which are entitled to receive, prior to the payment of dividends to the Series D and common stock, cumulative dividends of 5%, per share, per annum. The Series E stock may be redeemed at the option of the Company, in cash, at 135% of the stated value, per share, plus all unpaid dividends. In addition, Series E stockholders are entitled to a liquidation preference of $1,000, per share, plus all unpaid dividends. Each share of Series E is convertible into shares of common stock at the lesser of $1.10 or 80% of market value, as defined. In August 2006, the Company is required to convert all the Series E into common stock at the conversion price, unless the holder becomes a 5% or greater stockholder. The Company may redeem the Series E in cash at $1,350, per share, plus all unpaid dividends, as defined.

Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Anslow & Jaclin, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock. Anslow & Jaclin, LLP has been our legal counsel since inception.

The financial statements included in this prospectus and the registration statement have been audited by Abrams, Foster, Nole & Williams, P.A., certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us.

In addition, we have the power, by our by-laws or in any resolution of our shareholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

DESCRIPTION OF BUSINESS

Overview

Univec, Inc. is an integrated licensing, manufacturing, and marketing company operating two divisions dedicated to providing safer health products to patients and caregivers worldwide. The Company’s Syringe Division develops, licenses and markets auto-disable and safety syringes worldwide. The Physician and Pharmaceutical Services Division assists pharmaceutical companies in marketing, fulfillment and tracking drug samples via an online system connecting pharmacies and managed payment providers. We are a Delaware corporation incorporated on October 7, 1996, and the successor by merger to Univec, Inc., a New York corporation, incorporated on August 18, 1992.

On December 31, 2001, we acquired PPSI a company engaged in group purchasing (GPO) and promoting Pharmaceutical company prescription samples to physicians for their patients. PPSI reduces the cost in the prescription-sampling channel by providing efficient fulfillment and tracking of prescription usage. PPSI’s national network of pharmacies fills the sample prescription on a discounted fee and the Company’s mail service fulfillment complements additional needs. PPSI’s approach conforms to regulations requiring increased accountability and elimination of diversion of prescription samples, consequently reducing the exposure of physicians and pharmaceutical companies to potential liabilities and non-compliance penalties.

PPSI’s group purchasing programs provide for reduces prices on prescription drugs and other products through leveraged purchasing and closed system market share. Univec also is a distributor of a highly regulated pharmaceutical drug, methadone and other prescription drug products.

During late 2004, we established the company as a distributor of specialty and highly regulated pharmaceutical products. The company intends to expand the product line to take further advantage of its group purchasing and closed systems purchasing.

Univec extended its product line to include a highly regulated pharmaceutical (methadone) and other pharmaceutical products. The company will continue to sell it products through large United States based wholesalers as well as direct in large bulk to the larger customers of the company. The company’s group purchase programs and closed market purchasing positions the company’s product line well.

Business Operations

Syringe Division

In 1997, Univec commenced production and sales of its 1cc Auto-Disable Syringes (AD-syringes), which are designed to make accidental or deliberate reuse difficult. The accidental or deliberate reuse of syringes is a frequent cause of the spread of the human immunodeficiency (“HIV”) and hepatitis viruses, as well as other blood-borne pathogens. Univec has received 510(k) clearance from the U.S. Food and Drug Administration (the “FDA”) to market its AD-Syringes in the United States.

Univec believes that its 1cc difficult-to-reuse syringes are more effective than competitive syringes and that they are competitively priced. Univec also believes that it is the only company that markets an AD-Syringe with a 1cc barrel, which is ideal for dispensing accurate dosages of medicine (e.g., allergy, immunization and insulin medicines). It is more difficult to deliver up to a .95cc dosage accurately with a syringe barrel that is greater than 1cc. Univec does not know of any other company that offers a lcc aspirating syringe that can be locked. Healthcare workers need aspirating syringes to mix medications in the syringe barrel and inject medications intravenously. Furthermore, Univec believes that aspirating syringes are preferred by diabetes patients and needle-exchange programs. Pursuant to programs of international relief agencies, Univec has shipped its lcc AD-Syringes to over 80 countries.

Univec also manufactures and markets patented Sliding Sheath Syringes designed to protect patients and healthcare workers from needle stick injuries, in compliance with the Federal Needlestick Safety and Prevention Act of the United States government, and requirements of the Occupational Safety and Health Administration (OSHA). Univec has FDA approval for an extendible barrel sleeve syringe used in the sliding sheath syringes based on technology licensed by Univec.

In addition, Univec has developed a Bifurcated Needle Safety Syringe specifically designed to comply with the Federal Needlestick Safety and Prevention Act of the United States government. Univec has been granted 510(k) clearance by the FDA. The device is intended for use in administering smallpox vaccines in response to potential bio-terrorist threats. The Needlestick Safety mandate requires all U.S. healthcare providers to evaluate and implement safer medical devices under their OSHA “Exposure Control Plans”. All healthcare providers must now adopt safer devices to protect workers and others from needles potentially contaminated with blood borne pathogens such as hepatitis B, hepatitis C, and HIV.

In general, this “safer device” rule applies in the normal course of operations, as well as in connection with any mass immunization program authorized by the federal government.

Univec markets its AD-Syringes and Sliding Sheath Safety Syringes to governments of developing countries, provided that such syringes are manufactured in the United States, private hospitals and health facilities in the United States, and distributors in the United States.

Problems Associated With Traditional Disposable Syringes

In developing countries, accidental or deliberate reuse of disposable syringes poses a serious risk of transmitting HIV-AIDS, hepatitis and other blood-borne pathogens. Relief agencies, including UNICEF and WHO, administered almost a billion immunizations to women and children through immunization programs in developing countries in 1998 and anticipate administering 3.5 billion immunizations by 2005. WHO reported that surveys carried out in four of its six regions indicated that up to a third of immunization injections were unsterile. Immunization injections account for less than 10% of injections administered within the health sector. The United Nations estimates that more than half of all non-immunization injections in developing countries are unsafe. According to WHO, an estimated 40.0 million adults and children worldwide are infected with HIV, 90% of who live in developing countries.

Intravenous drug users, who share syringes or use syringes discarded by hospitals, medical clinics and laboratories, doctors or diabetic patients, are extremely susceptible to HIV, hepatitis and other blood-borne pathogens. An article in the May 1996 American Journal of Public Health for Disease Control written by an epidemiologist for the Center for Disease Control and Prevention (the “CDC”) estimates that nearly half of all new HIV infections are occurring in intravenous drug users. In the United States, up to 30% of pregnant mothers infected with HIV transmit the virus to their babies, according to the CDC. Based on a study of children with HIV, who received care at Children’s Hospital of Wisconsin, researchers estimated that the mean total lifetime costs of caring for a child with HIV was close to $1 million.

As a result of findings in the United States and developing countries, public health officials have encouraged the medical industry to develop safer syringes to prevent the spread of blood-borne pathogens, such as HIV and hepatitis. In 1995, the House of Delegates — American Medical Association requested “manufacturers of disposable hypodermic needles and syringes to adopt designs to prevent reuse and to include in the packaging clear directions for their correct disposal.” In late 1995, UNICEF and WHO recommended “the use of auto-disable syringes instead of disposable, single use syringes in order to avoid the hazards of unsafe injection practices.”

Needlestick Prevention

Needlestick prevention devices are designed to prevent accidental puncture injuries to health care workers and patients before, during, and after the use of hypodermic syringes and needles. Statistics indicate that less than 1% of all reported HIV infections in the United States are attributed to needlestick injuries. The most prevalent needle stick prevention device, the extendible barrel sleeve, is not a substitute for features that render a syringe difficult-to-reuse; however, it can be combined with devices that make a syringe difficult-to-reuse. Needlestick prevention methods include:

Retracting Needles retract the needle into the barrel after use. These devices are effective needlestick prevention devices; however, operators must manually trigger the retraction of needles. Retracting needle devices that automatically trigger with a single use of the syringe can render the syringe design difficult to reuse. However, such devices are costly to manufacture due to the complexity of the mechanics required to retract the needle.

Self-Destruct Needles permit the needle to be collapsed or deformed into a shape, which cannot result in a needlestick injury. Although self-destruct needle devices are mechanically simpler than retracting needle devices, less prone to malfunction and less costly to manufacture, such devices are effective only if the operator triggers the self-destruct feature.

Extendible Barrel Sleeves enclose the barrel of the syringe in a second cylinder. The operator extends the sleeve before and after use to cover the tip of the needle. The extendible barrel sleeves often lock in the extended position after use. In virtually all designs, the operator of the syringe must manually extend the barrel sleeve after use. The sleeve does not prevent multiple use of the syringe before the operator encloses the barrel. However, extendible barrel sleeves are more cost-effective than the other alternatives and can be combined with a device that makes the syringe difficult to reuse.

Univec Syringes

Univec has developed a 1cc AD-Syringe for aspirating and non-aspirating applications, which are ideally suited for dispensing accurate dosages of allergy, immunization and insulin medicines. The Company’s 1cc AD-Syringe can deliver dosages of up to .95cc. With the aspirating syringe, the UNIVEC locking clip does not limit the user’s ability to withdraw and depress (“to aspirate”) the plunger until the user locks the syringe voluntarily. With the non-aspirating syringe, the UNIVEC locking clip limits the user’s ability to aspirate the plunger and locks the syringe passively.

When the non-aspirating syringes are assembled, the syringe clip is placed on the ratcheted plunger in the position needed to limit dosage as desired. When the operator depresses the plunger, the clip travels down the barrel by an equal distance. Withdrawal of the plunger by any amount embeds the prongs into the barrel and the user cannot retract the plunger.

Univec’s 1cc non-aspirating syringe was developed for the needs of immunization programs. Using existing components, the Company can limit its non-aspirating syringe to any dosage between .05cc and .95cc.

Univec’s 1cc aspirating syringe works similarly to the non-aspirating model, except that the clip prongs do not engage the barrel until the operator withdraws the plunger completely. Once the operator does so, the clip catches a single ratchet and travels down the barrel as the plunger is depressed and the operator cannot withdraw the plunger.

Univec’s 1cc aspirating syringe was developed for healthcare workers, who need to mix medications in the syringe barrel and inject medicines intravenously. Furthermore, the Company believes that aspirating syringes are preferred by diabetes patients and needle-exchange programs. The Company does not know of any other company that offers an aspirating syringe that can be locked.

    Univec has licensed rights to a United States patent for a sliding sheath to function on all standard syringes. The Company believes that its licensed design for a safety syringe will compete successfully with the other safety syringes on the market. This design can be used on barrels of various sizes.

Physician and Pharmaceutical Services Division

We market pharmaceutical company drug samples to physicians. Management believes that the PPSI patient StarterScript prescription drug program allows the physician to provide to the patient a cost effective means to support medication management from both a clinical and economic perspective, which allows the patient to determine whether they can tolerate the medication under both physician and pharmacist oversight.

We believe that the PPSI online network provides better marketing and clinical integration information than traditional systems, and enables pharmaceutical companies to maintain market share when competing with generic drugs. The PPSI information system includes detailed information such as the individual sales representative, zip codes, DEA number, pharmacy and prescribing physician. The PPSI system provides pharmaceutical companies with what we believe is an easy, safe way to offer free samples through physicians and increase their value to patients who benefit through savings on prescriptions. In addition, we believe that the PPSI system provides incentives for chain drug stores to stock the pharmaceutical products and for pharmaceutical companies to keep their products on managed care formularies. Pharmaceutical manufacturers spend over $16 billion a year for the marketing of products. PPSI’s strategy is to provide flexible sample programs supported by technology to assist with distribution, dispensing, reporting, and clinical integration that maximizes the intent of appropriate sample model for marketing.

Sales, Marketing and Distribution

Univec has entered into several agreements with large United States based wholesalers for the support and expansion of distribution channels for nationwide delivery of the Univec product line.

Univec also markets its StarterScript patient prescription sampling services to pharmaceutical companies desiring to maintain or expand market position.

The company management believes that with the growth of third party payments of prescription drug such as Medicare and managed care companies the direct to consumer programs will grow. Univec also believes that with more branded pharmaceutical products coming off patent will further enhance direct patient sampling or StarterScript programs as an offense to generic drug substitution.

        Univec has shipped its lcc AD-Syringes to over 80 countries. Univec intends to market its Safety-Shield syringes, as well to governments of developing countries, private hospitals and health facilities in the United States, and distributors in the United States. Univec is a licensee of products and proprietary manufacturing processes relating to 1cc AD-Syringes. The Company markets such syringes to governments of developing countries, private hospitals and medical facilities. To stimulate demand for its safety syringes, Univec plans to initiate promotional and educational campaigns directed at (i) public health officers and other government officials responsible for public health policies, (ii) doctors and administrators of healthcare facilities responsible for treatment of HIV-AIDS and hepatitis patients, and (iii) liability insurance companies.

Univec also markets its drug sampling services to pharmaceutical companies desiring to maintain or expand market position.

Production

Univec’s lcc locking syringes are being assembled by contract manufacturers in the United States, China and Portugal. The United States manufacturers also mold the Company’s proprietary syringe plungers. Univec owns stamping, assembly, and molding equipment at its U.S. contract manufacturers. After relocating our clip plunger assembly production facility designed to produce 1cc AD-Syringes from Farmingdale, New York to Baltimore, Maryland during July 2003, we recently ceased operating our production facility as we will rely more on contract manufacturers for production and assembly.

Univec’s syringes consist of a standard needle, barrel, rubber stopper, a ratcheted plunger designed by the Company, and a pronged stainless steel locking clip designed by Univec. The locking clip and plunger can be assembled, with minor modifications, into barrels manufactured by Becton-Dickinson, Tyco, and other syringe manufacturers. Univec has obtained a patent on its stainless steel locking clip, and has been granted a patent for the design of a plunger which, when combined with the locking clip, results in a narrow-barreled, difficult-to-reuse, locking syringe. The stainless steel for the locking clip and the plastic for the syringe barrels and plungers is readily available from several sources. The syringe barrels for some of the syringes sold by Univec have been manufactured by a Portuguese contract manufacturer. Univec has been successful through other sources worldwide in purchasing barrels to increase the overall production capacity. In addition, Univec continues to send clip plunger assemblies produced in the U.S. to syringe manufacturers to also increase overall production. Univec continues to pursue alternate sources of supply for components. Should there be a need for a certain component from an alternate supplier, there can be no assurance that the Company will be able to obtain it on acceptable terms, and there can be no assurance that production of certain configurations of its lcc locking syringes will not be delayed. Delays resulting from the selection of an alternate supplier to produce certain components could have a materially adverse effect on Univec’s business.

Competition

Our principal competition for syringes is from traditional disposable syringes. Becton, Dickinson and Company, Tyco and Terumo control approximately 90% of the worldwide syringe market, and are substantially larger, more established and have significantly greater financial, sales and marketing, distribution, engineering, research and development and other resources than us. To our knowledge, only Becton-Dickinson and Bader, a German machine tool manufacturer, distribute commercially a line of difficult-to-reuse syringes, none of which allow for aspiration. The Bader DestroJect syringe and the Becton-Dickinson SOLOSHOT syringe were designed to dispense a dosage of .5cc only, whereas the UNIVEC 1cc locking clip syringe was designed to dispense dosages up to .95cc. Univec believes that UNIVEC syringes are more effective than our competitors’ difficult-to-reuse syringes and that the UNIVEC syringes are competitively priced. There can be no assurance that the major syringe manufacturers or others will not commence production of 1cc difficult to-reuse-syringes, or locking syringes which aspirate, or that Univec will be able to successfully compete in this market.

PPSI’s competition comes from traditional sampling providers that include the actual drug samples and other pharmaceutical benefit management companies that offer similar services such as Caremark and Medco Health.

Intellectual Property and Proprietary Rights

Patents, trademarks and trade secrets are essential to the profitability of our products, and our company policy is to pursue intellectual property protection aggressively for all our products. We have patents for our syringe products. We have a total of 2 trademarks for our products. A summary of the patents and trademarks is provided in the following table:

Trademarks

1.	Mark: UNIVEC
Serial No. 74508244
Registration No. 1947508
Design Search Code:
Goods and Services: Int’l Class 10 - sterilizers for dental drills; blood collection apparatus comprising needle tubing and multiple sample lure; hypodermic syringes
Filing date: April 4, 1994

2.	Mark: UNIVEC
Serial No. 74508243
Registration No. 2010527
Goods and Services: Int’l Class 10 - sterilizers for dental drills; blood collection apparatus comprising needle tubing and multiple sample lure; hypodermic syringes
Filing date: April 4, 1994

United States Patents

Abstract
1.	Patent No. 5,891,104	Hypodermic syringe having retractable needle

Date issued: April 6, 1999 Date expires: January 10, 2017
An economical hypodermic syringe is provided. A retractable needle head is provided to slide along longitudinal grooves in the barrel of the syringe. Notches in the grooves engage teeth provided on tabs of the needle head, and lock the needle head in a predetermined position. The tabs are resilient, and if squeezed against the resilient bias, will disengage from the notches in the grooves. In this way, the needle may be partially or fully withdrawn into the barrel. In addition or alternatively, a needle cover is included which is adapted to serve as the plunger of the syringe. The outer diameter of the needle cover is narrower than the inner diameter of both the barrel and an ampoule.

Abstract
2.	Patent No. 5,370,620	Single use hypodermic syringe

Date issued: December 6, 1994 Date expires: November 15, 2013
A non-reusable syringe is provided with an annular locking groove having a seat proximal to the rear end of the barrel and a second annular locking groove with a second seat located near the proximal end of the barrel. The plunger for the non-reusable syringe is provided with a flexible disc preferably located directly behind the piston head so that when the plunger is inserted with the barrel, the disc can bend upwardly when sliding the plunger downwardly past the first seat of the annular locking groove and, yet, proximal relative movement of the plunger with respect to the barrel is precluded by the cooperation of the disc and the locking groove. When the plunger is fully pushed in the distal direction, the disc, again, can pass in one direction beyond the second locking groove and its seat and, yet, reciprocation or proximal movement of the plunger with respect to the barrel is precluded by the mechanical interaction of the disc with respect to the second locking groove and seat. In this manner, a non-reusable syringe is provided.

Abstract
3.	Patent No. 5,562,623	Single-use syringe assembly including spring clip lock and plunger

Date issued: October 8, 1996 Date expires: April 25, 2014
A single-use syringe is provided with a rod-like plunger having a plurality of frusto-conical ratchet teeth. A radially resilient locking spring clip having a circumferential opening, dangles on the ratchet teeth of the plunger. The original location of the spring clip on the plunger determines the maximum dosage which can be administered by the syringe. In use, a first withdrawal of the plunger allows medication to be drawn into the barrel of the syringe. The spring clip glides, by radial flexing, over the surface of the ratchet teeth during plunger withdrawal. The spring clip is maintained in relative position along the sidewall of the barrel by outwardly directed contact points which embed into the interior sidewall of the barrel. During administration of the medication previously drawn into the barrel, the spring clip moves along with the plunger since an interiorly directed camming tooth of the clip mechanically cooperates with the base of a ratchet tooth of the plunger. The clip is thus carried along with the plunger during distal/dispensing movement. A second use of the syringe is blocked once the spring clip has been moved to its full distal position. The tensile strength of the plunger is less than the embedding force of the locking clip to the sidewall of the barrel so that, after a full distal movement of the plunger, a second forced attempt of proximal movement will break the plunger.

Abstract
4.	Patent No. 5,531,691	Single use syringe assembly

Date issued: July 2, 1996 Date expires: February 14, 2014
A single use syringe is provided having a rod-like plunger comprising a plurality of cylindrical ratchet teeth. A resilient locking spring dangles on the ratchet teeth of the plunger. The original location of the locking spring determines the maximum dosage which may be administered by the syringe. A first withdrawal of the plunger with respect to the barrel allows medication to be drawn into the barrel. The tab of the locking spring resiliently cams over the surface of the ratchet teeth. The locking spring is maintained in position along the barrel by outwardly directed contact points which embed into the interior side wall of the barrel. During administration of the medication, i.e., when the plunger is distally pushed with respect to the barrel, the locking spring tab cooperates with the base of the ratchet teeth and causes the spring to move along with the plunger. A second attempted withdrawal of the plunger is blocked once the locking spring has been moved to its full distal position. The thumb engaging disk of the plunger can be bent and broken off to further prevent a second use of the syringe. The disk is also useful for inventory control. The thumb engaging disk and the proximal end of the barrel mechanically cooperate as a further locking mechanism to also prevent reusability.

We have also filed patent applications for our locking clip and aspirating plunger in certain foreign countries participating in the Patent Cooperation Treaty (Canada, Brazil, Mexico, certain European countries, Japan, South Korea, China, Russia and Australia). However, patent applications filed in foreign countries and patents granted in such countries are subject to laws, rules and procedures that differ from those in the United States, and accordingly, patent protection in such countries may be different from patent protection provided by United States laws. In December 2003, to settle an outstanding note with Syrinter, Ltd. (Switzerland), the Company assigned certain patents for the 1cc auto-disabled syringe as in full payment of the note and interest thereon.

The Company in turn received relief from restrictive patent payments and a perpetual license to exploit these patents provided manufacturing occurs in the United States. In addition, the Company will continue to receive 15% of future royalties earned from the licensing of these items.

We also license Patent Nos. 5498243, 5205825 and 2241893 for various technical pieces and components for medical syringes.

In March 2001, Univec exercised an option to acquire a license of a component for a period of the later of ten years or the expiration of the last patent relating to the component and its improvements, with the right to terminate the agreement if the Company fails to produce and ship at least ten million of this component within three years. Univec is committed to pay a royalty of $.001, per component sold, with an advance royalty fee of $15,000 previously paid. As of December 31, 2006, Univec has sold only an insignificant amount subject to royalties under this agreement.

In July 2000, Univec received FDA approval of the sliding sheath syringe and began to manufacture and market this product in 2001.

In August 2000, Univec entered into a licensing agreement providing for the non-exclusive, worldwide use of Univec patents for the manufacturing, use and marketing of its auto-disable syringes through the period any patents are still in effect, providing for royalties on sales and for the sale of equipment necessary to manufacture the product. In accordance with this agreement, Univec has earned royalties of $30,284 and $109,690 for the years ended December 31, 2004 and 2003, respectively.

In 2003 the Company assigned certain patents to a creditor in payment of an amount due and also assigned the future royalties under the auto-disable syringe licensing agreement. The Company has licensed back the rights under these patents to market and manufacture in North America.

In 2004 the Company applied for and received a Provisional Patent from the U.S. Patent and Trademark Office on September 21, 2004, the Patent #60/611,670 and Foreign Filing License Granted October 15, 2004, code US60/611,670. However, patent applications filed in foreign countries and patents granted in such countries are subject to laws, rules and procedures that differ from those in the United States, and accordingly, patent protection in such countries may be different from patent protection provided by United States laws. In brief description, a medical device with a sliding sheath to protect caregivers in the dental and the cosmetic market.

Revenue Recognition

As a result of the differing circumstances related to the Company’s manufacture, procurement, distribution and physician sampling programs diverse financial accounting methods are utilized to recognize revenue from its various revenue sources. The Company’s manufacturing and specialty pharmaceutical drug distribution programs employ the “gross” method of recognizing revenue. However, because of the distinctive type of services provided to customers, the GPO and physician sampling programs utilize the “net” method of revenue recognition.

Products Liability

Beginning with the design phase of product development, the Company has incorporated preventive measures aimed at reducing its potential exposure to liability risk. The Company’s product development and manufacturing program includes high product reliability standards meant to result in high mean times between failures (MTBF). The company plans to achieve a high MTBF factor by pursuing strict quality control procedures and by holding its manufacturing partners to such high standards by written contract. By designing and manufacturing a reliable, high quality product, the Company will minimize, but not eliminate, the possibility and occurrence of defective products.

The manufacturing and marketing of the Company’s products, incorporating new and unproved technology, has inherent risk. No one can be sure how each product will operate over time and under various conditions of actual use. Even if the products are successfully manufactured and marketed, the occurrence of warranty or product liability, or retraction of market acceptance due to product failure or failure of the product to meet expectations could prevent the Company from ever becoming profitable.

Development of new technologies for manufacture is frequently subject to unforeseen expenses, difficulties and complications, and in some cases such development cannot be accomplished. In the opinion of management, the products, and services, as designed, has many positive attributes, but such attributes must be balanced against limited field operating experience and unknown technological changes.

Government Regulation

Medical Device Approval Process. Medical devices are regulated by the Food and Drug Administration (“FDA”) according to their classification. The FDA classifies a medical device into one of three categories based on the device’s risk and what is known about the device. The three categories are as follows:

•
Class I devices are generally lower risk products for which sufficient information exists establishing that general regulatory controls provide reasonable assurance of safety and effectiveness. Most class I devices are exempt from the requirement for pre-market notification under section 510(k) of the Federal Food, Drug, and Cosmetic Act. FDA clearance of a pre-market notification is necessary prior to marketing a non-exempt class I device in the United States.

•
Class II devices are devices for which general regulatory controls are insufficient to provide a reasonable assurance of safety and effectiveness and for which there is sufficient information to establish special controls, such as guidance documents or performance standards, to provide a reasonable assurance of safety and effectiveness. A 510(k) clearance is necessary prior to marketing a non-exempt class II device in the United States.

•
Class III devices are devices for which there is insufficient information demonstrating that general and special controls will provide a reasonable assurance of safety and effectiveness and which are life-sustaining, life-supporting or implantable devices, or devices posing substantial risk. Unless a device is a preamendments device that is not subject to a regulation requiring a Premarket Approval (“PMA”), the FDA generally must approve a PMA prior to the marketing of a class III device in the United States.

Univec’s syringes are “Class-II” devices.

The manufacture and distribution of medical devices are subject to extensive regulation by the FDA in the United States, and in some instances, by foreign and state regulatory authorities. Pursuant to the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated there under (collectively, the “FDC Act”), the FDA regulates the clinical testing, manufacture, labeling, sale, distribution and promotion of medical devices. Before a new device can be introduced into the market, a manufacturer must obtain FDA permission to market through either the 510(k) pre-market notification process or the costlier, lengthier and less certain pre-market approval (“PMA”) application process. With the 510(k) notification, the Company may sell its 1cc locking clip syringe in the United States, subject to compliance with other applicable FDA regulatory requirements. As a Class II device, performance standards may be developed for the 1cc locking clip syringe which the product would then be required to meet. Failure to meet standards for effectiveness and safety could require the Company to discontinue the manufacturing and/or marketing of the product in the United States. Furthermore, manufacturers of medical devices are subject to record-keeping requirements and required to report adverse experiences relating to the use of the device. Device manufacturers are also required to register their establishments and list their devices with the FDA and with certain state agencies and are subject to periodic inspections by the FDA and certain state agencies.

Medical devices are subject to strict federal regulations regarding the quality of manufacturing (“Good Manufacturing Practices” or “GMP”). GMP regulations impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. The FDA conducts periodic audits and surveillance of the manufacturing, sterilizing and packaging facilities of medical device manufacturers to determine compliance with GMP requirements. These procedures may include a product recall or a “cease distribution” order which would require the manufacturer to direct its distributors and sales agents to stop selling products, as well as other enforcement sanctions. Univec’s manufacturing facilities have not been certified as satisfying GMP requirements. Univec’s facilities will be subject to extensive audits in the future, pursuant to standard FDA procedure. No assurance can be given that when the Company is audited that it will be found to be in compliance with GMP requirements, or that if it is not found in compliance, what penalties, enforcement procedures or compliance effort will be levied on or required of the Company.

To date, Univec has not been audited by the FDA. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company, and the failure to meet standards for safety and effectiveness could require the Company to discontinue marketing and/or manufacturing its product in the United States.

The introduction of Univec’s products in foreign markets will also subject Univec to foreign regulatory clearances which may impose additional substantive costs and burdens. International sales of medical devices are subject to the regulatory requirements of each country. The regulatory review process varies from country to country. Many countries also impose product standards, packaging requirements, labeling requirements and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements. Univec’s products are required to satisfy international manufacturing standards for sale in certain foreign countries.

The approval by the FDA and foreign government authorities is unpredictable and uncertain, and no assurance can be given that the necessary approvals or clearances for the Company’s products will be granted on a timely basis or at all. Delays in receipt of, or a failure to receive, such approvals or clearances, or the loss of any previously received approvals or clearances, could have a materially adverse effect on the business, financial condition and results of operations of the Company. Furthermore, approvals that have been or may be granted are subject to continual review, and later discovery of previously unknown problems may result in product labeling restrictions or withdrawal of the product from the market. Moreover, changes in existing requirements or adoption of new requirements or policies could adversely affect the ability of Univec to comply with regulatory requirements. There can be no assurance that Univec will not be required to incur significant costs to comply with applicable laws and regulations in the future. Failure to comply with applicable laws or regulatory requirements could have a materially adverse effect on Univec’s business, financial position and results of operations.

Labeling and Advertising. The nature of marketing claims that the FDA will permit us to make in the labeling and advertising of our medical devices will be limited to those specified in our FDA 510(k)s. Should be make claims exceeding those that are warranted, such claims will constitute a violation of the Federal Food, Drug, and Cosmetics Act. Violations of the Federal Food, Drug, and Cosmetics Act, Public Health Service Act, or regulatory requirements at any time during the product development process, approval process, or after approval may result in agency enforcement actions, including voluntary or mandatory recall, license suspension or revocation, 510(k) withdrawal, seizure of products, fines, injunctions and/or civil or criminal penalties. Any agency enforcement action could have a material adverse effect on us. The advertising of our products will also be subject to regulation by the Federal Trade Commission, under the FTC Act. The FTC Act prohibits unfair methods of competition and unfair or deceptive acts in or affecting commerce. Violations of the FTC Act, such as failure to have substantiation for product claims, would subject us to a variety of enforcement actions, including compulsory process, cease and desist orders, and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, and restitution. Violations of FTC enforcement orders can result in substantial fines or other penalties.

Foreign Regulation. Outside the United States, our ability to market our products will also depend on receiving marketing authorizations from the appropriate regulatory authorities. The foreign regulatory approval process includes all of the risks associated with FDA procedures described above. The requirements governing the conduct of clinical trials and marketing authorization vary widely from country to country.

Employees

As of May 31, 2007, the Company has three (3) employees, including two (2) full time sales and marketing and one (1) full time financial administrator.

As of May 31, 2007, PPSI had no employees, but utilizes outside marketing representatives and consultants for marketing and administrative services.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The discussion in this section contains certain statements of a forward-looking nature relating to future events or our future performance. Words such as “anticipates,” “believes,” “expects,” “intends,” “future,” “may” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the only means of identifying forward-looking statements. Such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, you should specifically consider various factors identified in this report, including the matters set forth under the caption “business risks,” which could cause actual results to differ materially from those indicated by such forward-looking statements.

For the Three Months Ended March 31, 2007 compared to the Three Months Ended March 31, 2006

Condensed Consolidated Results of Operations

	Three months ended March 31,

	2007	2006	Change

Revenues	$800	$7,204	(89%)
Cost of Revenues	(600)	(5,403)	(89%)

Gross Margin	200	1,801	(89%)

Expenses:
Marketing and Selling	-	(12,297)	-
Product Development	-	(338)	-
General and Administrative	(43,918)	(136,962)	(68%)

Loss from operations	(43,718)	(147,796)	(70%)

Other Income (Expense)
Interest Expense, Net	(29,423)	(34,775)	(15%)

Net Loss	$(73,141)	$(182,571)	(60%)

As illustrated in the table above, overall revenues for the three month period ended March 31, 2007 decreased by $6,404 (89%) as compared to the comparable period ended March 31, 2006. Product sales alone accounted for all of these decreases. Sales within Univec, Inc. comprised all of the total sales for the three month period ended March 31, 2007. PPSI has experienced a complete reduction in sales to its principal Group Purchasing Organization (GPO) customer.

This sales depletion will continue to have a detrimental effect on Company operations for the impending future period. The Company management has decided to concentrate resources on the distribution sector having direct control of product purchases and distribution that management feels will have greater gross margin opportunity although gross revenue will be maintained at present levels. Management feels that this model will allow a direct relationship with the end purchaser and not be dependent on an intermediary.

The Company will endeavor to replace declining revenues by placing increased product sales in the direct marketplace and by expanding its higher gross profit from product sales.

The Company will focus on the marketing, development and distribution of its pharmaceutical and proprietary products and licensing of the technology of its insulin and tuberculin sliding sheath safety syringes.

Physician and Pharmaceutical Services, Inc. (PPSI) is a Group Purchasing Organization (GPO) and formulary management company. Group purchasing allows companies to get better prices by combining purchasing power. It is also important that the products being purchased are appropriate for the drug formulary that is approved.

We anticipate gross margin levels to remain at these decreased levels due to the GPO’s principal customers’ commercial activity decline.

Marketing and selling costs for the three period ended March 31, 2007 decreased by $12,297 (100%) as compared to the comparable period ended March 31, 2006. This decrease is primarily due to decreases in overall sales volume.

There were very minimal product development expenses incurred for three month period ended March 31, 2007 and also for the comparable period ended March 31, 2006. These decreases were the result of negligible expenditures for patent legal costs and product testing expense.

General and administrative expenses for the three month period ended March 31, 2007 decreased $93,044 (68%) as compared to the three month period ended March 31, 2006. This decrease is due primarily to decreases in payroll, rent, insurance, legal and professional fees and securities maintenance expenses.

Interest expense for the three period ended March 31, 2007 decreased by $5,352 (15%) as compared to the similar period ended March 31, 2006. primarily as a result decreased debt outstanding during 2007.

Net loss for the three month period ended March 31, 2007 decreased by $109,430 (60%) as compared to the three month period ended March 31, 2006 primarily due to the $93,044 (68%) decrease, as discussed above, in general and administrative expenses.

Liquidity and Capital Resources

      The working capital deficit of $4,895,422 at December 31, 2006, was increased to a deficit of $4,942,145 (1.2%) at March 31, 2007 primarily because of the $73,141 net loss incurred during the quarter ended March 31, 2007.

Operating activities used $8,239 (99%) less net cash during the three month period ended March 31, 2007 as compared to the comparable period in 2006, primarily due to the decreased net loss incurred which was offset in part by reduced increases in accounts payable, accrued expenses and accrued payroll.

There was no cash provided by / (used in) investing activities during the three nine months ended March 31, 2007.

As a result of these actions, Univec’s management anticipates that operations will generate a negative cash flow during our fiscal year.

The relatively low trading price and volume of our common shares hampers our ability to raise equity capital. There is no assurance that any such equity financing will be available to the Company or on terms we deem favorable. Management will continue its efforts to obtain debt and/or equity financing.

Significant Estimates

Univec’s business plan upon acquiring PPSI was to fully utilize its distribution capabilities to increase sales and profitability. A shortage of cash flow has slowed the effectiveness of the plan. Management has reviewed the carrying amount of goodwill and fixed assets and recognized appropriate write-offs during the periods prior to the quarter ended March 31, 2007, considering their fair value based on anticipated future undiscounted cash flows and appraisals of the equipment.

We have also reviewed the carrying value of both our accounts receivable and inventory. Based on both our anticipated future undiscounted cash flows and recent financings, no additional impairment is required to be recognized.

For the Fiscal Year Ended December 31, 2006 as Compared to the Fiscal Year Ended December 31, 2005

Condensed Consolidated Results of Operations
	2006	2005	Change

Revenues	$21,457	$81,398	(74%)

Cost of Revenues	(32,344)	(3,164	(922%)

Gross Margin	(10,887)	84,562	(113%)

Expenses:

Marketing and Selling
Expense	92,893	233,990	(60%)
Product Development	(2,578)	3,802	(168%)
General and
Administrative	943,610	1,535,840	(39%)
Interest Expense, Net	138,255	200,019	(31%)
Other Income	-	-	-

Total Expenses	1,172,180	1,973,651	(41%)

Net Loss	$(1,183,067)	$(1,889,089)	37%

The Company has its focus on the marketing, production, development and distribution of its pharmaceutical and proprietary products and licensing of the technology of its insulin and tuberculin sliding sheath safety syringes.

Gross profit for the year ended December 31, 2006 decreased to (51%) from 104% in 2005. The reduced gross profit is primarily due to the lower sales revenue and lower gross profit contribution from PPSI’s GPO revenue and also from lower sales volume of certain of our syringes. The GPO gross profit was 0.0% and 0.4% for the years 2006 and 2005, respectively. The reduction of syringe gross profit is largely the result of decreased sales volume. We anticipate gross profit levels to remain at current levels, unless we increase our market penetration, our prices, product mix and/or realize anticipated production or economic benefits that we anticipate as a result of our recent economic activities.

As a result of the acquisitions of PPSI, we have broadened our pharmaceutical product distribution base. We anticipate increases in sales on a period by period basis from PPSI if we can increase our market penetration in these areas. However, during 2005 our largest CPO customer was unable to renew a significant contract, which resulted in a significant loss of sales by PPSI.

Marketing and selling costs in 2006 decreased $141,097 (60%) from 2005. This decrease is attributable primarily to reductions in compensation and consulting costs.

Product development expense for 2006 decreased by $6,380 (168%) as compared to 2005. This decrease was the result of reduced expenditures for product design and engineering costs, which were curtailed until financing became available to market a new medical syringe with a sliding sheath to protect caregivers in the dental and the cosmetic market.

General and administrative expenses for the year ended December 31, 2006 decreased $592,230 (39%) as compared to 2005. This decrease is due primarily to reductions in compensation, insurance, equipment costs and securities maintenance expenses offset in part by increases in professional fees and travel costs.

Interest expense for the year ended December 31, 2006 increased by $61,764 (31%) as compared to 2005 primarily as a result of decreased debt outstanding during 2006.

During the years ended December 31, 2006 and 2005, the Company experienced net losses which had been generated primarily due to substantial reductions in sales and gross profit.

The Company had a net loss of $1,183,067 for the fiscal year ended December 31, 2006, as compared to a net loss of $1,889,089 for the year ended December 31, 2005. The decreased loss of $706,022, or 37%, during 2006 was attributable to the reduced general and administrative, marketing and selling and interest expenses.

The December 31, 2006 net loss included $66,261 payroll and related expenses versus $787,447 for the year ended December 31, 2005. Insurance expense was $92,640 during 2006 versus $153,969 during 2005. Professional fees for the year ended December 31, 2006 were $205,992 versus $385,093 incurred for the year ended December 31, 2005.

Liquidity and Capital Resources

          The working capital deficit of $4,895,422 at December 31, 2006, decreased from a deficit of $5,222,075 at December 31, 2005. This reduction of the working capital deficit is primarily attributable to the Company’s year-end December 31, 2006 $1,183,067 net loss. However, net decreases of $12,888 in accounts receivable and increases in deferred compensation of $58,608 were partially offset by $160,086 increases in accounts payable and accrued expenses and also by a $ 573,685 increase in total loans payable. All of these factors contributed to the overall decrease in the corporate working capital deficit.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2006, the Company had negative working capital of $4,,895,422 and a stockholders' deficit of $6,095,452 and incurred net losses of $(1,183,067) and $(1,889,089) for the years ended December 31, 2006 and 2005, respectively. These factors, among others, indicate that the Company's continuation as a going concern is dependent upon its ability to obtain adequate financing and/or achieve profitable operations. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Management is currently seeking additional investment capital to support its entrance into new business ventures and provide the capital needed to operate.

Net cash used in operating activities decreased by $348,022 (109%) to (667,504) for the year ended December 31, 2006 from 2005, primarily due to the continued net loss.

Net cash used for investing activities was $0 during the year ended December 31, 2006.

Net cash provided by financing activities increased by $702,705 to $666,828 for the year ended December 31, 2006 from ($35,877) used during 2005. This increase in net cash provided by financing activities resulted primarily from increased aggregate borrowings of $573,685.

During the years ended December 31, 2006 and 2005, we suffered from a serious shortage of working capital, which resulted in the Company’s limited ability to market and sell its products.

In July 2004, the Company borrowed an aggregate of $1,000,000 from a city development agency, ,a state development agency and a stockholder. These proceeds provided us with resources to acquire equipment, refinance an equipment capital lease and for working capital to enable us to continue to implement our business strategy. The proceeds from the above loans and our designation as a minority business enterprise (MBE) should increase our marketing service capabilities to pharmaceutical companies and to develop new products.

Unless we introduce new products or increase our market share Univec’s management anticipates that operations will generate a negative cash-flow during our next fiscal year, but there can be no certainty this will occur.

The relatively low trading price and volume of our common shares hampers our ability to raise equity capital. There is no assurance that any such equity financing will be available to the Company or on terms we deem favorable. Management will continue its efforts to obtain debt and/or equity financing.

New Accounting Pronouncements

Management has demonstrated that any recently issued or not yet effective accounting pronouncements would have a material effect on the accompanying financial statements. Financial Accounting Standards Board Statement # 123R Stock Based Compensation has not proven to have a material effect on the Company’s financial statements.

Major Customer - Certain Relationships and Related Transactions

For the year ended December 31, 2006, our largest customer, Pharmacy Services, Inc., a company owned and operated by Dr. David Dalton, our President and Chief Executive Officer, purchased goods and generated significant revenues from PPSI’s GPO. We intend to reduce our reliance on this customer through expanding sales to other parties.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

DESCRIPTION OF PROPERTY

We do not own real property. The Company’s corporate offices are located at 822 Guilford Avenue, Suite 208, Baltimore, Maryland 21202 for a minimal charge of approximately $75 per month.

We occupied a production facility, warehouse, administrative, and executive offices in Baltimore, MD (comprised of approximately 22,000 square feet of space) pursuant to a lease that expired on July 15, 2004 with ten (10) renewable one (1) year option terms which were automatically renewable by Univec. Rental expenses for the space were $72,000 per annum plus certain common charges, maintenance costs and real estate taxes, subject to a maximum increase of 3% for each three year term. The lease on this facility was terminated on February 6, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management

      Except as indicated below, and for the periods indicated, there were no material transactions, or series of similar transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transactions, or series of similar transactions, to which we were or are a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

For the year ended December 31, 2006, our largest customer, Pharmacy Services, Inc., a company owned and operated by Dr. David Dalton, our President and Chief Executive Officer, purchased goods and generated significant revenues from PPSI’s GPO. We intend to reduce our reliance on this customer through expanding sales to other parties.

      During the years ended December 31, 2006 and 2005, Univec repaid an aggregate of $813,918 and borrowed an aggregate of $306,710, respectively from Pharmacy Services, Inc., Health Resources, Inc. and other companies all owned by Dr. Dalton. These loans are repayable on demand at 10%, per annum. At December 31, 2006 and 2005, the aggregate balance outstanding due to affiliated companies was $123,283 and $815,510, respectively.

Since 2004, PPSI shared office space and other administrative expenses with affiliated companies owned by Dr. Dalton. These expenses have not been allocated between the companies, but PPSI’s portion is insignificant.

During 2003, Univec received a line of credit from Dr. David Dalton, our President and Chief Executive Officer, and S. Robert Grass, our Chairman of the Board of prime plus 2%, per annum. This line of credit was issued under the same terms as an underlying line of credit which Dr, Dalton and Mr. Grass received from a commercial bank. As of December 31, 2006, the outstanding balance of this loan was $200,000.

At December 31, 2006, the following Deferred Payroll was payable to executive officers and other employees:

David Dalton, Chief Executive Officer and President	$1,327,900
Raphael Langford, Chief Operating Officer	216,184
Michael Lesisko, Secretary - Treasurer	187,927
1,732,011
Other employees	205,080
$1,937,091

At December 31, 2006, notes payable to David Dalton, President amounted to $100,000 and notes payable to S. Robert Grass, Chairman of the Board of Directors amounted to $145,412. These amounts were advanced to the Company at terms and rates similar to commercial bank provisions. The funds were provided to the Company for working capital operating needs.

On June 30, 2005, the Company's Chief Executive Officer exchanged $42,441 of employment Contract benefits for 1,286,082 common shares. On October 12, 2004, the Chief Executive Officer exchanged an additional $12,868 of employment contract benefits for 1,169,850 common shares. These exchanges were authorized by the Company's Board of Directors on August 5, 2003

On January 20, 2005, the Series E preferred stockholder exchanged 30 preferred shares plus $2,187 accrued dividends for 804,688 shares of common stock at $0.040 per share On April 6, 2005 this Series E preferred stockholder exchanged 70 preferred shares plus $5,843 accrued dividends for 1,386,527 shares of common stock at $0.0547 per share

On January 7, 2005, two executive officers exchanged a combined $52,879 of accrued payroll for 698,893 common shares at $0.075 per share. On March 13, 2006 an executive officer exchanged $29,892 of accrued payroll for 250,000 common shares at $0.120 per share These exchanges were authorized by the Company's Board of Directors on August 5, 2003.

Transactions with Promoters

There have no material transactions between us and our promoters or founders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTCBB under the symbol “UNVC”. There is a limited trading market for our common stock. The following table sets forth the range of high and low bid quotations for each quarter within the last two fiscal years and the subsequent interim period. These quotations as reported by the OTCBB reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

	Closing Bid
YEAR 2005	High Bid	Low Bid
1st Quarter Ended March 31	$0.120	$0.080
2nd Quarter Ended June 30	$0.110	$0.030
3rd Quarter Ended September 30	$0.050	$0.020
4th Quarter Ended December 31	$0.040	$0.020
YEAR 2006	High Bid	Low Bid
1st Quarter Ended March 31	$0.020	$0.020
2nd Quarter Ended June 30	$0.021	$0.013
3rd Quarter Ended September 30	$0.029	$0.012
4th Quarter Ended December 31	$0.023	$0.011
YEAR 2007	High Bid	Low Bid
1st Quarter Ended March 31	$0.013	$0.011
Period Ended May 14	$0.011	$0.011

Holders

      As of June 26, 2007 in accordance with our transfer agent records, we had 134 record holders of our common stock, holding 63,288,804 shares.

Dividends

Holders of our common stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefore. We have never declared or paid any dividends on our common stock. We intend to retain any future earnings for use in the operation and expansion of our business. Consequently, we do not anticipate paying any cash dividends on our common stock to our stockholders for the foreseeable future.

Equity Compensation Plan Information

None.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following summary compensation table sets forth in U.S. dollars all compensation awarded to, earned by, or paid to the named executive officers paid by us during the fiscal years ended December 31, 2006 and 2005 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Dr. David Dalton,(1) (5)	2006	39,930	(4)	0	93,143	0	0	0	0	133,073
Chief Executive Officer,	2005	435,600		0	84,881	0	0	0	0	520,481
President

Raphael Langford,(2)	2006	13,333	(4)	0	0	0	0	0	0	13,333
Chief Operating Officer,	2005	160,000		0	0	0	0	0	0	160,000
Executive Vice President

Michael Lesisko,(3) (6)	2006	12,500	(4)	0	0	0	0	0	0	12,500
Treasurer, Chief Financial Officer	2005	150,000		0	6,303	0	0	0	0	156,303

________________________

(1)
All of Dr. Dalton’s salary for 2006 and 2005 has been deferred and unpaid until the Company becomes profitable. For each year of employment, pursuant to an employment agreement. Dr. Dalton’s employment contract also received provides for benefits of life, health and disability insurance, as well as an automobile lease and insurance allowance equal to $24, 000 per year.

(2)
All of Mr. Langford’s salary for 2006 and 2005 has been deferred and unpaid until the Company becomes profitable. For 2004, the Company paid to Mr. Langford a portion of his salary, $82,675, and deferred the balance of $57,325, which will not be paid until the Company becomes profitable.

(3)
All of Mr. Lesisko’s salary for 2006 and 2005 has been deferred and unpaid until the Company becomes profitable. For 2004, the Company paid to Mr. Lesisko a portion of his salary, $65,650, and deferred the balance of $84,350, which will not be paid until the Company becomes profitable

(4)
The Company stopped accruing and deferring salaries as of February 1, 2006. As a result, this compensation reflects accrued and deferred salary for January 1, 2006 through January 31, 2006 for each officer based on the following annual salaries had they accrued for the year: $479,160 for Dr. Dalton, $160,000 for Mr. Langford, and $150,000 for Mr. Lesisko.

(5)
The total number of our common shares issued to Dr. Dalton for 2005 and 2006 was 8,605,097. These shares were issued as payment in lieu of accrued but unpaid benefits (life, health and disability insurance, as well as an automobile lease and insurance allowance equal to $24,000 per year) under Dr. Dalton’s employment contract.

(6)	The total number of our common shares issued to Mr. Lesisko for 2005 630,303. These shares were issued as payment in lieu of accrued but unpaid benefits.

Outstanding Equity Awards at Fiscal Year-End Table. There were no individual grants of stock options to purchase our common stock made to the named executive officers in the Summary Compensation Table during the fiscal year ended December 31, 2006, and the subsequent period up to the date of the filing of this prospectus.

Employment Agreements

We have an employment agreement with our President and Chief Executive Officer. Dr. David Dalton provides the amount of time necessary to perform his corporate duties. Dr Dalton’s base salary was $435,600 for 2005, plus a bonus determined by the agreement of Dr. Dalton and the Compensation Committee. On each January 1, the base salary will be increased by an amount agreed upon by Dr. Dalton and the Compensation Committee. The agreement also provides Dr. Dalton with an option to purchase 2,000,000 shares of common stock at an exercise price of $.24 per share, vesting 500,000 shares on the first anniversary of the agreement, and an additional 41,667 shares vesting each month following the initial vesting date. The unexpired term of the agreement will be extended automatically by one year on each January 1 following the date of the agreement, such that the unexpired term of the agreement will at all times not be less than two years following each extension. The agreement provides for payment by Univec of annual premiums on a term life insurance policy with a face amount of $2 million. The agreement also provides for health and disability benefits, as well as an automobile lease and insurance allowance equal to $24,000 per year. Under the terms of the agreement, Dr. Dalton is entitled to a severance payment equal to his highest annual base salary during the term for the remainder of the term if the agreement is terminated by Dr. Dalton for good reason, or in the event of a change in control of Univec.

Compensation of Directors

For the fiscal year ended December 31, 2006 and the subsequent interim period, we did not compensate our directors for their services.

Termination of Employment and Change of Control Arrangement

The Company does not have compensatory plans or arrangements, including payments to be received from the Company, with respect to any persons which would in any way result in payments to any person because of his/her resignation, retirement, or other termination of such person’s employment by the Company, or any change in our control, or a change in the person’s responsibilities following a changing in the Company’s control.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our current certified public accountants with respect to accounting practices or procedures or financial disclosure. For the years ended December 31, 2006 and 2005, we changed our accountants to Abrams, Foster, Nole & Williams, P.A. from Most & Co, LLP. The Company filed a corresponding report on Form 8-K on June 13, 2005, which was subsequently amended on August 1, 2005, January 11, 2006 and January 24, 2006 pursuant to Item 4.01 (Changes in Registrant’s Certifying Accountant), disclosing the resignation of Most & Co, LLP and reporting that Most & Co’s report for the previously issued report for the Form 10-KSB for the year ended December 31, 2003 could no longer be relied upon. Also, the former principal registered independent public accounting firm has informed the Registrant that it may no longer rely upon review reports issued for all Form 10-QSB for all quarters starting with the quarter-ended March 31, 2003 through the quarter-ended September 30, 2004.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as apart of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

UNIVEC, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND
DECEMBER 31, 2006 AND FOR THE TWO YEARS THEN ENDED

UNIVEC, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

Index to Consolidated Financial Statements

Page

CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2007(Unaudited)

Consolidated Statement of Financial Position (Unaudited)	F-2
Consolidated Statement of Operations (Unaudited)	F-3
Consolidated Statement of Cash Flows (Unaudited)	F-4
Three months ended March 31, 2007 and 2006
Notes to Consolidated Financial Statements(Unaudited)	F-5

CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2006 AND FOR THE TWO YEARS THEN ENDED	F-6

Report of Independent Registered Public Accounting Firm	F-7
Consolidated Statement of Financial Position - December 31, 2006	F-8 - F-9
Consolidated Statements of Operations - years ended	F-10
December 31, 2006 and 2005
Consolidated Statements of Stockholders' Equity - years	F-11
ended December 31, 2006 and 2005
Consolidated Statements of Cash Flows - years ended	F-12 - F-13
December 31, 2006 and 2005
Notes to Consolidated Financial Statements	F-14 - F-29

Univec, Inc. and Subsidiaries
Consolidated Statement of Financial Position (Unaudited)
March 31, 2007
ASSETS
Cash	$264
Accounts receivable	12,996
Inventories	44,100
Other miscellaneous receivable	1,200

Total current assets	58,560

Fixed assets	1,053,744
Accumulated depreciation	(669,610)
Net Fixed assets	384,134
Other assets	37,401

Total assets	$480,095

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable and accrued expenses	$1,805,481
Accrued payroll	1,937,091
Notes and loans payable - current	890,438
Loans payable - officers/directors	244,412
Due to affiliated companies	123,283
Total current liabilities	5,000,705

Officers/directors notes and loans payable - long-term	50,000
Notes and loans payable - long-term	1,597,983

Total liabilities	6,648,688

STOCKHOLDERS' DEFICIT
Preferred stock $.001 par value; 3,743,500 shares
authorized; none issued and outstanding
Series D 5% cumulative convertible preferred stock,
$.001 par value; authorized: 1,250,000; issued and
outstanding: 208,333 shares (aggregate liquidation
value: $563,004)	208
Series E cumulative convertible preferred stock,
$.001 par value; authorized: 2,000 shares; issued and
outstanding: 312 shares (aggregate liquidation
value: $358,441)	1
Common stock $.001 par value; authorized: 500,000,000 shares;	63,289
issued: 63,288,804 and outstanding: 62,884,650 shares
Additional paid-in capital	11,601,878
Due from shareholder	(150,000)
Treasury stock, 404,154 shares - at cost	(28,291)
Accumulated deficit	(17,655,678)

Total stockholders' deficit	(6,168,593)

Total liabilities and stockholders' deficit	$480,095

See notes to the consolidated financial statements.

Univec, Inc. and Subsidiaries
Consolidated Statement of Operations (Unaudited)

	Three months ended March 31
	2007	2006

Revenues	$800	$7,204
Cost of revenues	(600)	(5,403)

Gross Margin	200	1,801

Operating Expenses
Marketing and selling	(0)	(12,297)
Product development	0	(338)
General and administrative	(43,918)	(136,962)

Total operating expenses	(43,918)	(149,597)

Loss from Operations	(43,718)	(147,796)

Other Income (Expense)
Interest expense, net	(29,423)	(34,775)

Total other expenses	(29,423)	(34,775)

Net loss	(73,141)	(182,571)

Dividends attributable to preferred stock	(8,213)	(8,213)

Loss attributable to common stockholders	(81,354)	(190,784)

Share information
Basic and diluted net loss per common share	($0.001)	($0.003)

Basic weighted average number
of common shares outstanding	63,288,804	58,527,687

See notes to the consolidated financial statements.

Univec, Inc. and Subsidiaries
Consolidated Statement of Cash Flows (Unaudited)
Three months ended March 31, 2007 and 2006

	2007	2006

Cash flows from operating activities
Net loss	$(73,141)	$(182,571)
Adjustments to reconcile net loss to net cash
` used in operating activities
Depreciation and amortization	26,418	4,007
Changes in assets and liabilities
Accounts receivable	(799)	(3,040)
Inventories	600	5,403
Accounts payable and accrued expenses	46,871	105,736
Accrued payroll	-	62,175

Net cash (used in) operating activities	(51)	(8,290)

Cash flows from investing activities	0	0

Net cash used in investing activities
Cash flows from financing activities
Increase in due from affiliated companies		3,408
Increase in loans payable - officers/directors	-	3,500

` Net cash provided by financing activities	0	6,908

Net increase (decrease) in cash	(51)	(1,382)
Cash, beginning of period	315	991

Cash, end of period	$264	$(391)

See notes to the consolidated financial statements.

UNIVEC, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Un-audited)

1. Nature of Operations

Univec, Inc. (Company) produces, licenses and markets medical products primarily syringes and specialty pharmaceutical drugs. Physician and Pharmaceutical Services, Inc. (PPSI), a subsidiary, provides pharmaceutical samples and group purchasing services of pharmaceutical products.

2. Summary of Significant Accounting Policies

Financial Statements

The accompanying un-audited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial statements and with the rules and regulations of the Securities and Exchange Commission for Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for the interim periods presented have been included. These consolidated financial statements should be read in conjunction with the consolidated financial statements of Univec, Inc., together with the Company’s Management’s Discussion and Analysis, included in the Company’s Form 10-KSB for the year ended March 31, 2007. Interim results are not necessarily indicative of the results for a full year.

Net Loss Per Share

Basic net loss per share was computed based on the weighted-average number of common shares outstanding during the three month periods ended March 31, 2007 and 2006. Dilutive net loss per share has not been presented because it was anti-dilutive.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

3. Debt Repayment

During the three month period ended March 31, 2007, the Company did not repay or borrow any additional outstanding debt.

4. Financing Agreement

On July 31, 2006 the Company completed the private placement of a $2,000,000 6% Note Warrants Securities Purchase Agreement. The Agreement allows the investor to purchase 10,000,000 common stock warrants for seven years at an exercise price of $0.02 each. The Note and Warrants were issued in reliance upon exemptions from regulation pursuant to section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereto. Each of the Investors is an accredited investor as defined in Rule 501 of Regulation D under the Securities Act of 1933.

UNIVEC, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND FOR THE TWO YEARS THEN ENDED

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Univec, Inc.

We have audited the accompanying consolidated statement of financial position of Univec, Inc. and subsidiaries as of December 31, 2006 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Univec, Inc. and subsidiaries as of December 31, 2006 and the consolidated results of their operations and their consolidated cash flows for each of the years in the two-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered from recurring losses from operations, has a negative working capital, a total stockholders’ deficit and is in default on certain debt, all of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Baltimore, Maryland                 /s/ Abrams, Foster, Nole & Williams, P.A
May 11, 2007                    Abrams, Foster, Nole & Williams, P.A.

As Revised May 29, 2007

UNIVEC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
DECEMBER 31, 2006

ASSETS	2006	2005
Cash	$315	$991
Accounts receivable	12,197	23,664
Inventory	44,700	193,325
Other amounts receivable	1,200	1,200

Total current assets	58,412	219,180

Fixed assets	1,053,774	1,114,284
Accumulated depreciation	(647,230)	(594,192)
Net fixed assets	406,544	520,092

Other assets	41,409	64,638

Total assets	$506,365	$803,910

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable and accrued expenses	$1,758,610	1,598,524
Accrued payroll	1,937,091	1,878,483
Notes and loans payable - current	890,438	890,438
Due to affiliated companies	123,283	815,510
Loans payable - officers/directors - current	244,412	258,300

Total current liabilities	4,953,834	5,441,255

Notes and loans payable - long-term	1,597,983	318,183
Loans payable - officers/directors - long term	50,000	50,000

Total liabilities	$6,601,817	$5,809,438

Commitments and contingencies (Notes 3, 4, 12 and 13)

UNIVEC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
DECEMBER 31, 2006

STOCKHOLDERS' DEFICIT	2006	2005
Preferred stock $.001 par value; 3,743,500 shares
authorized; none issued and outstanding
Series D 5% cumulative convertible preferred stock,
$.001 par value; authorized: 1,250,000; issued and
outstanding: 208,333 shares (aggregate liquidation
value: $571,736)	$208	$208
Series E cumulative convertible preferred stock,
$.001 par value; authorized: 2,000 shares; issued and
outstanding: 312 shares (aggregate liquidation
value: $366,135)	1	1
Common stock $.001 par value; authorized: 75,000,000 shares;	63,289	57,634
issued 63,288,804 and outstanding: 63,692,958 shares

Additional paid-in capital	11,601,878	11,514,390
Due from Stockholder	(150,000)	(150,000)
Treasury stock, 404,154 shares - at cost	(28,291)	(28,291)
Accumulated deficit	(17,582,537)	(16,399,470)

Total stockholders' deficit	(6,095,452),	(5,005,528)

Total liabilities and stockholders' deficit	$506,365	$803,910

.

Univec, Inc. and Subsidiaries
Consolidated Statement of Operations
Years ended December 31, 2006 and 2005

	2006	2005

Revenues (Note 4)	$21,457	$81,398
Cost of revenues	(32,344)	3,164

Gross Margin	(10,887)	84,562

Operating Expenses
Marketing and selling	90,315	233,990
Product development		3,802
General and administrative	943,610	1,535,840
	1,033,925	1,773,632

Loss from Operations	(1,044,812)	(1,689,070)

Other Income (Expense)
Interest expense, net	(138,255)	(200,019)

Total other expenses	(138,255)	(200,019)

Net loss	(1,183,067)	(1,889,089)

Dividends attributable to preferred stock	32,852	34,844

Loss attributable to common stockholders	$(1,215,919)	$(1,923,933)

Share information
Basic net loss per common share	$(0.02)	$(0.04)
Basic weighted average number
of common shares outstanding	59,831,084	52,729,533

See notes to consolidated financial statements.

Univec, Inc. and Subsidiaries
Consolidated Statement of Stockholders' Equity
Years ended December 31, 2006 and 2005

							Additional			Due from Stockholder and Prepaid		Total
	Series D Preferred		Series E Preferred		Common Stock		Paid-in	Treasury Stock		Consulting	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Services	Deficit	Equity

Balance, January 1, 2005	125,000	125	412	1	45,463,296	45,464	10,977,782	404,154	(28,291)	(210,000)	(14,502,350)	(3,717,269)

Sale of Series D	83,333	83					199,917					200,000
Common stock issued for:
Cash					350,000	350	34,650					35,000
Consulting fees					1,500,000	1,500	43,500					45,000
Deferred payroll and accrued
expenses - officers					5,640,882	5,641	185,189					190,830
Due from Stockholders										(150,000)		(150,000)
Loans payable - affiliates					2,333,333	2,333	67,667					70,000
Convert Series E and dividends			(100)		2,191,215	2,191	5,840				(8,031)	0)
Amortization										210,000		210,000
Net loss	-	-	-	-	-	-	-	-	-	-	(1,889,089)	(1,889,089)

Balance, December 31, 2005	208,333	208	312	1	57,478,726	57,479	11,514,545	404,154	(28,291)	(150,000)	(16,399,470)	(5,005,528))

Common stock issued for:
Deferred payroll and accrued
expenses - officers					5,810,078	5,810	87,333					93,143
Net loss	-	-	-	-	-	-	-	-	-	-	(1,183,067)	(1,183,067))

Balance, December 31, 2006	208,333	$208	312	$1	63,288,804	$63,289	$11,601,878	$404,154	($28,291)	$$ (150,000)	($17,582,537)	(6,095,452))

Univec, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Years ended December 31, 2006 and 2005

	2006	2005
Cash flows from operating activities
Net loss	$(1,183,067)	$(1,889,089)
Adjustments to reconcile net loss to net cash
used in operating activities
Depreciation and amortization	89,637	342,122
Gain on receipt of marketable securities		36,349
Fixed assets abandoned - net	23.911	0
Changes in assets and liabilities, net of
Accounts receivable	11,467	3,098,629
Inventories	148,625	(13,447)
Other current assets and other assets	23,229	45,431
Accounts payable and accrued expenses	160,086	(2,629,243)
Accrued payroll	58,608	689,766
Net cash used in operating activities	(667,504)	(319,482)

Cash flows from investing activities
Purchases of fixed assets	0	(13,500)
(Increase) decrease in restricted cash	0	340,407
Net cash used in investing activities	0	326,907

Cash flows from financing activities
Proceeds from notes and loans payable,	1,279,800	0
Increase (decrease) in due from affiliated companies	(692,227)	306,710
Increase in loans payable - officers/directors	(13,888)	55,000
Increase in additional paid in capital	87,333	0
Proceeds from sale of common stock	5,810	35,000
Proceeds from sale of preferred stock	0	50,000
Payments on notes and loans payable	0	(482,587)
Net cash provided by financing activities	666,828	(35,877)

Net decrease in cash	(676)	(28,452)
Cash, beginning of period	991	29,443
Cash, end of period	$315	$991

Supplemental disclosure of cash flow information
Cash paid for interest	$39,132		$88,255
Supplemental disclosures of noncash activity
Common stock and options issued in payment		$
of deferred payroll and accrued expenses	0		262,837
Conversions of Series E to common stock,
including dividends	$0		$8,031

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1. Nature of Operations

Univec, Inc. (Company) produces, licenses and markets medical products, primarily syringes, on a global basis. Physician and Pharmaceutical Services, Inc. (PPSI), a subsidiary, provides pharmaceutical sample and group purchasing services of pharmaceutical products. Thermal Waste Technologies, Inc. (TWT), a subsidiary until its sale, marketed a medical waste disposal unit. RX Ultra Corporation, a medical products provider, remains inactive for the previous five years.

2. Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2006, the Company had negative working capital of $4,895,422 and stockholders' deficit of $6,095,452 and had incurred net losses of $(1,183,067) and $(1,889,089) for the years ended December 31, 2006 and 2005, respectively. These factors, among others, indicate that the Company's continuation as a going concern is dependent upon its ability to obtain adequate financing and/or achieve profitable operations. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Management is currently seeking additional investment capital to support its entrance into new business ventures and provide the capital needed to operate.

3. Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include all the accounts of the Company and its wholly-owned subsidiaries, Physician and Pharmaceutical Services, Inc. (PPSI), Thermal Waste Technologies, Inc. (TWT), until its sale and Rx Ultra, Inc. (inactive). All material inter-company balances and transactions have been eliminated. The consolidated financial statements include all the accounts of Thermal Waste Technologies, Inc. until its sale.

Accounts Receivable

Accounts receivable consisted of receivables from trade customers. The Company records a provision for doubtful receivables, if necessary, to allow for any amounts which may be unrecoverable and is based upon an analysis of the Company's prior collection experience, customer creditworthiness, and current economic trends. As of December 31, 2006, no allowance was necessary.

Inventories

Inventory is valued at the lower of cost or market and is determined by the first-in first-out method.

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation, and are depreciated on a straight-line basis over the estimated useful lives of seven years. Maintenance and repairs are charged to expense as incurred; renewals and improvements which extend the life of assets are capitalized. Upon retirement or disposal, the asset cost and related accumulated depreciation and amortization are eliminated from the respective accounts and the resulting gain or loss, if any, is included in the results of operations.

The carrying value of fixed assets is evaluated whenever changes in circumstances indicate the carrying amount of such assets may not be recoverable. If necessary, the Company recognizes an impairment loss for the difference between the carrying amount of the assets and their estimated fair value. Fair value is based on current and anticipated future undiscounted cash flows.

Shipping Income and Expense

Shipping income is included in product sales. Shipping expenses are included in marketing and selling. Shipping expense was $553 and $2,396 for the years ended December 31 2006 and 2005, respectively. The Company has included these immaterial shipping expenses in marketing and selling expenses on the consolidated statement of operations. This method is in accordance4 with Emerging Issues Task Force (EITF) Issue No. 00-10, paragraph 6.

Product Development

Research and development costs have been expensed as incurred.

Basic Loss per Share

Basic net loss per common share was computed based on the weighted average number of common shares outstanding during the year. Dilutive net loss per share has not been presented as they are anti-dilutive.

Revenue Recognition

Product sales are recognized when products are shipped. Although the Company warrants its products, it is unable to estimate the future costs relating to warranty expense and, as such, recognizes warranty expenses as incurred. Revenues for PPSI's group purchasing (GPO)service are recognized when the products are shipped.

The Company utilizes the net sales method of recognizing the amount of revenue from GPO product sales. This method is influenced by several factors as defined by EITF 99-19, which the Company’s market agreement has indicated to be in accordance with the net sales method. The suppliers maintain the general inventory risk until the point when the pharmaceutical drug is dispensed to the patient in compliance with the “just in time” inventory method.

As a result of the different circumstances related to the Company’s manufacture, procurement, distribution and physician sampling programs diverse financial accounting methods are utilized to recognize revenues from its various revenue sources. The Company’s manufacturing and specialty pharmaceutical drug distribution programs employ the “gross” method of recognizing revenue. However, because of the distinctive type of services provided to the customers, GPO and physician sampling programs utilize the “net” method of revenue recognition.

Distributor Arrangements

The Company markets its syringe products exclusively through distributors and various government agencies. Accounts receivable balances are payable within thirty days of shipment. Univec provides a product quality warranty on its products. The Company has never had any of its products returned due to product deficiencies. The products are priced under competitive arrangements with each customer. The product revenue recognition is based upon the prices charged to each customer. The Company has no price concessions which allow payments below the agreed prices.

Product Warranties

The Company provides a product warranty for the products sold. However, the Company has never had a product returned due to defective quality. Further, there are no warranty costs recognized in the years ended December 31, 2006 and 2005. Because no warranty costs were incurred during any of the periods mentioned, there is no need to disclose any additional warranty cost policy or amounts.

Stock Based Compensation

Compensation cost for common stock, stock options, warrants, etc., issued to employees and non-employees is based on the fair value method. The corporate stock is publicly traded. In accordance with Statement of Financial Accounting Standards Board Statement Number 123, paragraph 47(d), the cost of such transactions are measured at the closing trade price of the common stock at the date of issue of the stock and stock options.

During the year ended December 31, 2006, 5,810,078 common shares valued at $93,143 were exchanged for employee benefit costs. During the year ended December 31, 2005, 5,640,882 common shares valued at $190,830 were exchanged for $82,771 of payroll expenses plus $108,059 of employee benefit costs.

Income Taxes

Deferred income taxes have been provided for temporary differences between financial statement and income tax reporting under the liability method , using expected tax rates and laws that are expected to be in effect when the differences are expected to reverse. A valuation allowance is provided when it is more likely than not , that the deferred tax assets will not be realized.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Values

The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses, notes and loans payable and deferred payroll approximate their fair values.

New Accounting Pronouncements

Financial Accounting Standards Board (FASB) Statement # 123R, Stock Based Compensation, is effective for the year ended December 31, 2006. The interpretive response states that a registrant should evaluate each new accounting standard to SEC Staff Accounting Bulletin Topic 11:M - Question 2, which directs the registrant to determine the appropriate disclosure in the given circumstances. Univec, Inc. intends to adopt Statement # 123R, Stock Based Compensation, for the year ended December 31, 2006. This response also applies to the unaudited interim financial statements for the six months ended June 30, 2006.

Management does not believe that any other recently issued accounting pronouncements have a material effect on the accompanying financial statements.

4. Concentrations

Cash

The Company maintains cash balances at various times during the year in financial institutions in excess of insured limits. In assessing its risk, the Company's policy is to maintain funds only with reputable financial institutions.

Purchases
During both 2006 and 2005, the Company purchased 99% of its pharmaceutical drugs for its group purchasing service (GPO) from one non-related vendor. The arrangement requires the Company to pay for the drugs within forty five days after the respective period month-end. As of December 31, 2006, accounts payable to that one vendor were less than 2% of total accounts payable.

5. Marketable Securities

As of December 31, 2006, the Company owned no marketable securities.

6. Inventory

Inventory consisted of the following:

	2006	2005
Raw materials	$0	$158,499
Work-in-process	0	89,641
Finished goods	44,700	70,185
	44,700	318,325
Less: allowance for valuation	0	(125,000)
	44,700	$193,325

7. Other Amounts Receivable

Other amounts receivable consisted of the following:

	2006	2005

Advance to employee	$1,200	$1,200
	$1,200	$1,200

8. Fixed Assets

Fixed assets consisted of the following:

	2006	2005
Equipment	$1,053,774	$1,114,284
Less: accumulated depreciation	647,230	594,192
	$406,544	$520,092

Depreciation expense was $ 89,638 and $116,093 in 2006 and 2005, respectively. For the year ended December 31, 2006, fully depreciated assets were approximately $$ 36,599

9. Other Assets

The balance represents the unamortized legal and origination fess for loans from the Shaar Fund, the City of Baltimore Development Corporation and the Maryland Department of Business and Economic Development. The unamortized balance was $ 41,409 and $ 64,638 at 2006 and 2005 respectively.

10. Notes and Loans Payable

As of December 31, 2006, notes and loans payable consisted of:

Loan due to an investment group in accordance with a 6% Stock Purchase Agreement	$1,279,800
Loan due to a shareholder through July, 2009,
with interest at prime plus 2% (1)	500,000
Loans payable to agencies for economic
development payable at $4,615 per month until
July 2009, with interest at 4% per annum (1)	97,321
Loan payable to a vendor without specific
payment terms or interest (2)	211,852
Loan payable to a vendor without, specific interest	135,000
Loan payable to a vendor due April 30, 2007
with interest at prime plus 2% per annum	78,151
Notes payable with interest at 8%	85,000
Notes payable with interest at 12%,
per annum	55,000
Notes payable to a shareholder's trusts, with interest
at 12%, per annum (2)	27,000
Other	19,297
2,488,421
Less: Current portion of notes and loans payable	890,438
Long-term portion of notes and loans payable	$1,597,983

(1) On July 23, 2004, the Company borrowed an aggregate of $500,000 from the City of Baltimore Development Corporation and the Maryland Department of Business and Economic Development payable in aggregate remaining equal monthly installments of $4,615 over five years, with interest at 4%, per annum. Proceeds were used to purchase equipment of $450,000, which together with certain other equipment of the Company, collateralize the borrowings. Loans from certain officers and directors of approximately $180,000 have been subordinated.

As required under the borrowings, the Company has obtained a revolving line of credit of $500,000 from a stockholder of the Company under which the Company may borrow for working capital through July 22, 2009. Loans under the line bear interest at the prime rate, plus 2%, per annum, and may be converted into common stock at $.065, per share, as defined. The Maryland Department of Business and Economic Development have guaranteed 80% of the loan and interest thereon. In July 2004, the Company borrowed $500,000 under the line of credit. As of December 31, 2005, the interest rate was 9%, per annum, over the term of the borrowings.

(2) Subject to forgiveness upon the vendor's sale of shares of the Company’s common stock.

Future minimum repayments required for existing loans with initial terms of one year or more are as follows:

Year	Amount
2007	$890,438
2008	374,031
2009	305,300
2010	300,000
2011	300,000
Thereafter	318,652
Total minimum payments	$2,488,421

11. Due to Affiliated Companies

As of December 31, 2006 and 2005, the Company owed $123,283 and $815,510 respectively to affiliated companies, owned by the chief executive officer of the Company due on demand, with interest at 10%, per annum. The affiliated companies, by definition, qualify as related parties of Univec, Inc.

12. Loans Payable - Officer/Directors

Loans payable to officers/directors consisted of the following:

	2006	2005
Note payable to the chief executive officer
and the chairman of the board of the
Company, due on demand, with interest
at prime, plus 2%, per annum (1)	$200,000	$200,000
Notes payable to a director	94,412	108,300
	$294,412	$308,300

(1) The loan is collateralized by certain equipment of the Company.

The officers/directors, by definition, qualify as related parties of Univec, Inc.

13. Income Taxes

The Company files consolidated income tax returns with its subsidiaries. Prior to its acquisition, PPSI was a Subchapter S Corporation.

As of December 31, 2006, the Company had net operating loss carry forwards of approximately $16,700,000 available to reduce future taxable income expiring through 2025, which may be limited due to ownership changes.

For the years ended December 31, 2006 and 2005, the Company's deferred tax benefits (expenses) were as follows:

	2006	2005
Net operating loss carry forwards	$856,000	$632,000
Depreciation	-	7,000
Goodwill	-	(45,000)
Compensation	24,000	230,000
Valuation allowance	(880,000)	(824,000)
	0	0

As of December 31, 2006, the tax effects of the components of deferred tax assets and liabilities were as follows:

Deferred tax assets
Net operating loss carry forwards	$5,514,000
Compensation	736,000

Net deferred tax asset	6,250,000

Valuation allowance	(6,250,000)

0

As of December 31, 2006, realization of the Company's net deferred tax asset of approximately $6,250,000 was not considered more likely than not to be realized. Therefore, a valuation allowance of $6,250,000 was provided.

The following is a reconciliation of expected income tax benefit utilizing the Federal statutory tax rate to income tax benefit reported on the statement of operations.

	2006	2005

Expected income tax benefit	$(490,000)	$(632,000)
Change in valuation allowance arising in current year	880,000	1,233,000
State income tax benefit, net of federal income tax effect	(120,000)	(120,000)
Other	(270,000)	(481,000)
	0	0

14. Commitments and Contingency

Lease

The Company was committed under a non-cancelable lease for production, storage and office space through February 6, 2006. The lease provided for minimum annual rent of $72,000, additional rents for the Company's share of normal maintenance plus its pro-rata share of real estate taxes and eight one year renewals at the Company's option.

For 2006 and 2005, total rent expense was $72,000 and $57,600, respectively.

Employment Agreement

The Company is committed under an employment agreement to the chief executive officer, through January 2005, requiring annual compensation to be determined annually by the officer and Company. Annually, the agreement shall automatically renew for one year, resulting in a new three year term each January 1. For the years ended December 31, 2006 and 2005, the compensation was $36,300 and $435,600, respectively, which have been fully deferred by the chief executive officer. The chief executive officer has agreed to temporarily forego all payroll earned after January 31, 2006. The employment agreement also provides for bonuses, as determined by the officer and the Company, an automobile allowance (of $24,000, per annum, for 2006) and life, disability and health insurance. In addition, the officer was granted options to purchase 2,000,000 shares of common stock exercisable at $.24, per share, through 2012. The options vest 25% on January 1, 2003 and 41,667 during each subsequent month.

15. Litigation Reserve

In December 2003, the Company assigned certain of their patents, earned royalties of $72,125 and 85% of all future royalties being earned from these patents in payment of a note payable and interest thereon for an aggregate of $99,434, in settlement to a collection matter. The Company recognized a $24,872 gain upon extinguishment of the debt. The Company in turn received relief from the restrictive patent payments and a perpetual license to exploit, market and manufacture these patents in North America. As the value of the license received could not be determined, no value was assigned to them.

In March 2004, the Company settled a collection matter with a former consultant in the amount of $165,000, payable in varying amounts through March 2007 and options to purchase 359,375 shares of common stock of the Company, all of which had been accrued as of December 31, 2003.

In February 2000, a former consultant commenced an action against the Company and its directors, alleging breach of contract and fiduciary duty, and is seeking consulting fees in the amount of: (1) 250,000 shares of common stock, (2) $192,000 and (3) costs of this action. The Company and counsel do not believe the consulting fees are due and will continue to vigorously defend this action.

16. Stockholders' Equity

Common Stock

During the year ended December 31, 2006, the Company issued an aggregate of 5,810,078 shares of common stock to a stockholder in exchange for benefits not taken of $93,143.

On April 6, 2005, the Company issued 1,386,527 common shares to a preferred stockholder in exchange for 70 shares of Series E preferred stock and unpaid dividends worth an aggregate of $5,840.

On June 28, 2005, the Company issued 1,896,970 shares of common stock to two officers in exchange for operating expenses incurred by them but not previously paid.

On June 29, 2005, the Company issued 1,500,000 shares of common stock to an independent marketing consultant in exchange for fees not paid of $45,000.

On June 30, 2005, the Company issued 1,286,082 shares of common stock to an officer/director of the Company in exchange for benefits not taken of $42,441.

On June 30, 2005, the Company converted $70,000 of notes payable to an affiliate owned by an executive officer in exchange for 2,333,333 shares of common stock.

On October 10, 2005, the Company issued 1,169,850 shares of common stock to an officer/director of the Company in exchange for benefits not taken of $12,868.

Preferred Stock

Series D
The Company has designated 1,250,000 shares of 5% cumulative convertible preferred stock (Series D), which are entitled to receive, prior to the payment of dividends to the common stock, cumulative dividends of 5%, per share, per annum. The Series D stock may be redeemed at the option of the Company, in cash at $2.40, per share. In addition, Series D stockholders are entitled to a liquidation preference of $2.40, per share, plus unpaid dividends. Each share of Series D is initially convertible into three shares of common stock.

During December 2004 and again during March, 2005 the Company sold 20,833 shares of Series D preferred stock to a customer for $50,000 for each respective group of 20,833 shares. At December 31, 2005, another $150,000 is receivable from the shareholder for Series D stock purchase commitments due under this agreement.

Series E
In August 2003, the Company designated 2000 shares of 5% cumulative convertible preferred stock (Series E), which are entitled to receive, prior to the payment of dividends to the Series D and common stock, cumulative dividends of 5%, per share, per annum. The Series E stock may be redeemed at the option of the Company, in cash, at 135% of the stated value, per share, plus all unpaid dividends. In addition, Series E stockholders are entitled to a liquidation preference of $1,000, per share, plus all unpaid dividends. Each share of Series E is convertible into shares of common stock at the lesser of $1.10 or 80% of market value, as defined. The Company may redeem the Series E in cash at $1,350, per share, plus all unpaid dividends, as defined.

On August 5, 2003, the Company exchanged 122 shares of Series B and 250 shares of Series C, all the outstanding shares, for 522 shares of Series E.

In 2005 and 2004, 100 and 80 shares, respectively of Series E were converted into 2,191,215 and 1,790,431 shares of common stock at prices ranging from $.03 to $.06, per share.

Holders of preferred shares have no voting rights.

As of December 31, 2006, cumulative dividends in arrears on preferred stock were:

Series D	$71,736
Series E	54,135
$125,871

Non Plan Options

During the year ended December 31, 2004, the Company issued options to purchase an aggregate of 1,050,000 shares of common stock of the Company to two officers and an employee. The options are exercisable at $.04, per share, through December 2009 and were valued at $4,000.

During the years ended December 31, 2006 and 2005, the Company issued no options to purchase common stock of the Company

During 2006 and 2005, options to purchase 510,000 and 802,236 shares, respectively, of common stock expired or were cancelled without being exercised.

Reserved Shares

As of December 31, 2006, the Company has reserved shares of common stock as follows:

Non-plan options and warrants	13,008,345
Options under the Plans	375,000
Series D conversions	375,000
Series E conversions(a)	27,700,000
41,458,345

(a) assumes conversions as of December 31, 2006 at $.02, per share.

17. Stock Option Plans

The 1996 Stock Option Plan (96 Plan) is administered by the Board of Directors or a committee thereof and options to purchase 4,709,219 shares of common stock may be granted under the Plan to directors, employees (including officers) and consultants to the Company. The Plan authorizes the issuance of incentive stock options (ISO's), as defined in Section 422A of the Internal Revenue Code of 1986, as amended, and non-qualified stock options (NQSO's). Consultants and directors who are not also employees of the Company are eligible for grants of only NQSOs. The exercise price of each ISO may not be less than 100% of the fair market value of the common stock at the time of grant, except that in the case of a grant to an employee who owns 10% or more of the outstanding stock of the Company or a subsidiary or parent of the Company, the exercise price may not be less than 110% of the fair market value on the date of grant. The aggregate fair market value of the shares covered by ISO's granted under the Plan that become exercisable by a Plan participant for the first time in any calendar year is subject to a $100,000 limitation. The exercise price of each NQSO is determined by the Board, or committee thereof, in its discretion; provided that NQSO's granted a 10% Stockholder be no less than 110% of the fair market value on the date of grant.

Under the 1998 Stock Option Plan (98 Plan), the Company may grant options to purchase 300,000 shares of common stock to employees, directors, independent contractors and consultants of the Company. The 98 Plan is similar to the 96 Plan and authorizes the issuance of ISO's, NQSO's and Stock Appreciation Rights.

Under the 2000 Stock Option Plan (2000 Plan), the Company may grant options to purchase 2,000,000 shares of common stock to employees, directors, independent contractors and consultants of the Company. The Plan includes options to purchase an additional 250,000 shares of common stock, reserved for an Industrial and Scientific Advisory Committee to be formed as necessitated by the Company.

 The following table summarizes the activity of the Plans for 2006 and 2005.

	2006		2005
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Options outstanding, beginning of year	685,000	$0.70	1,335,000	$0.70
Granted	None	-	None	-
Canceled, exercised, expired or exchanged	(250,000)	$(0.48)	(650,000)	0.675
Options outstanding, end of year	435,000	$1.18	685,000	$0.72
Options exercisable, end of year	435,000	$1.18	685,000	$0.72
Options available for grant, end of year	1,050,000		1,050,000
Weighted-average fair value of options granted
during the year	$.00		$.00

The following table summarizes information about stock options outstanding under the Plan at December 31, 2006:

		Weighted
		Average		Weighted
		Remaining		Average
Range of	Outstanding	Contractual	Exercisable	Exercisable
Exercise Prices	Options	Life (Years)	Options	Price
$3.50	65,000	1.50	65,000	$3.50
$2.00	70,000	2.00	70,000	$2.00
$0.50	100,000	5.25	100,000	$0.50
$0.24	35,000	7.00	35,000	$0.24
$0.20	60,000	0.75	60,000	$0.20
$0.15	105,000	4.50	105,000	$0.15
$0.15 to $3.50	435,000	2.70	435,000	$0.72

18. Sales of Technology

Through September 1, 2003, the Company licensed the non-exclusive, Worldwide use of the Company's patents for the manufacture, use and marketing of its auto-disable syringes providing for royalties on sales. In December 2003, the Company sold this license and assigned certain patents to a creditor in payment of $99,433 and also assigned certain future royalties under the auto-disable syringe licensing agreement. The Company has licensed back the rights under these patents to market and manufacture in North America.

19. Discontinued Operations

On August 16, 2004, in settlement of litigation, the Company sold TWT, a wholly-owned subsidiary, to an officer of the Company and his related parties, all former owners of TWT, in exchange for 404,154 shares of common stock of the Company, cancellation of deferred compensation to the officer of $221,042 and cancellation of the officer’s employment agreement. In addition, the officer received options to purchase 97,710 shares of common stock of the Company, exercisable at $.01, per share, for 10 years and the other purchasers received option to purchase 296,444 shares of common stock of the Company, exercisable at $.07, per share, for 10 years. The officer also will receive $100,000 in cash, payable in monthly installments of $10,000, commencing August 2004 and medical insurance payments of $3,600.

Expenses in connection with the sale were $87,307.

20. Financing Agreements

Common Stock

In February 2006, the Company issued an aggregate of 1,410,639 shares of common stock to an executive officer of the Company in exchange for accrued employment contract benefits of $29,842.

In July 2006, the Company issued an aggregate of 3,264,669 shares of common stock to an executive officer of the Company in exchange for accrued employment contract benefits of $42,441.

On July 31, 2006 the Company completed the private placement of a $2,000,000 6% Note Warrants Securities Purchase Agreement. The Agreement allows the investor to purchase 10,000,000 common stock warrants for seven years at an exercise price of $0.02 each. The Notes and Warrants were issued in reliance upon exemptions from regulation pursuant to section 4(2) of the Securities Act of 1933 and Regulation 506 of Regulation D promulgated thereto. Each of the Investors is an accredited investor as defined in Rule 501 of Regulation D under the Securities Act of 1933.

The initial closing was for financing of the principal amount of $700,000 for which callable secured convertible notes were issued. Under the securities purchase agreement, the principal amount of $600,000 is to be received when the Form SB-2 registration statement is filed with the SEC. The final amount of $700,000 is to be received when the registration statement is declared effective. At both times, callable secured convertible notes will be issued for such amounts. The note is convertible into the Company’s common shares at the lowest three intra-day trading prices during the twenty trading days immediately prior to the conversion date as discounted by 40%. The investors in the financing shall not be entitled to convert the promissory note if such conversion would result in any investor solely owning more than 4.99% of the outstanding common shares of the Company

The Notes carry an interest rate of 6% per annum and a maturity date of July 31, 2009. The notes are convertible into our common shares at the Applicable Percentage of the average of the lowest three (3) trading prices for our shares of common stock during the twenty (20) trading day period prior to conversion. The “Applicable Percentage” means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing.

At the Company’s option, it may prepay the Notes in the event that no event of default exists, there are a sufficient number of shares available for conversion of the Notes and the market price is at or below $.25 per share. In addition, in the event that the average daily price of the common stock, as reported by the reporting service, for each day of the month ending on any determination date is below $.25, we may prepay a portion of the outstanding principal amount of the Notes equal to 101% of the principal amount hereof divided by thirty-six (36) plus one month’s interest. Exercise of this option will stay all conversions for the following month. The full principal amount of the Notes is due upon default under the terms of Notes. In addition, the Company has granted the investors a security interest in substantially all of its assets and intellectual property as well as registration rights.

The Investors have contractually agreed to restrict their ability to convert the Notes and exercise the Warrants and receive shares of the Company's common stock such that the number of shares of the Company's common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of the Company's common stock.

Based on this recent financing, the Company has also issued 10,000,000 warrants convertible into shares of the Company’s common stock. Each warrant entitles the holder to one share of common stock. The exercise price is $0.02 per share and is exercisable for seven years from the date of issuance. The warrants have a cashless exercise feature. For the 10,000,000 warrants issued on July 31, 2006, the expiration date is July 31, 2013.

The convertible notes and warrants (the “Securities”) were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. No commission was paid for the issuance of such Securities. The above issuance of Securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of such shares by the Company did not involve a public offering. The holders of these Securities were each accredited.

None of the Securities have been converted to common stock as yet. The Securities have been recorded as convertible debt payable by the Company.

As defined by EITF 00-19, paragraph 12 to 32, because the Contracts include a provision that could require net-cash settlement then the contracts cannot be accounted for as equity of the Company (that is liability classification is required for such contracts). Further, the Company has concluded that this obligation qualifies as conventional convertible debt.

As provided by SFAS No. 133 and EITF Issue 11-19, because the warrants are not a hedging instrument, the gain or loss resulting from changes in the fair value of the instrument are to be recognized in earnings of the period of the change in value.

PROSPECTUS
UNIVEC, INC.
9,778,351 SHARES OF COMMON STOCK

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until                     , all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Delaware law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Our Articles of Incorporation provide that, none of our directors shall be liable to us or our stockholders for damages for breach of fiduciary duty, unless such breach involves a breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or involve unlawful payment of dividends or unlawful stock purchases or redemptions, or involves a transaction from which the director derived an improper personal benefit.

In addition, our by-laws provide that we shall indemnify our officers, directors and agents to the fullest extent permissible under Delaware law, and in conjunction therewith, to procure, at our expense, policies of insurance. In addition, our by-laws provide that our directors shall have no liability for monetary damages to the fullest extent permitted under Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$5.40
Transfer Agent Fees (1)	$1,000.00
Accounting fees and expenses (1)	$1,000.00
Legal fees and expenses (1)	$50,000.00

Total (1)	$52,214.00
____________
(1)	Estimated

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities.

From September 15, 2003 through December 31, 2003, Univec issued the following unregistered securities:

1. On September 30, 2003, Univec issued 250,000 shares of common stock at $.02, per share, the agreed value of the shares to an officer/director of Univec as payment of $5,000 of notes payable.

2. On December 9, 2003, Univec converted 30 shares of Series E Preferred Stock to 340,909 common shares at $.09 per common share.

3. On December 11, 2003, a Company officer exercised 166,667 common stock options at $.04 per share.

4. On December 11, 2003, Univec issued 194,805 shares of common stock to an officer as payment of $15,000 of accrued salaries and notes payable.

5. On December 17, 2003, Univec issued 100,000 shares of common stock to a vendor in exchange for consulting services rendered.

During the fiscal year ended December 31, 2004, Univec issued the following unregistered securities:

1. During 2004, a Univec officer converted $125,262 of contractual benefits to 1,660,035 common shares.

2. On February 5, 2004, Univec converted 50 shares of Series E Preferred Stock to 799,371 common shares at $0.64 per common share.

3. On February 15, 2004, two Company officers exchanged 500,000 common shares in payment of a total of $50,000 compensation options at $.05 per share.

4. On July 3, 2004, Univec issued 500,000 shares at $.02 per common share of common stock to a former director as payment of $10,000 of notes payable.

5. On November 12, 2004, Univec issued 6,000.00 shares of common stock to a vendor in exchange for $240,000 financial consulting services at $.04 per share.

6. On December 8, 2004, Univec converted 30 shares of Series E Preferred Stock to 990,970 common shares at $.0323 per common share.

During the fiscal year ended December 31, 2005, Univec issued the following unregistered securities:

1. On January 10, 2005, the Company issued 698,893 shares of common stock to officers of the Company in exchange for payroll earned of $35,364. During March 2005, another 250,000 common shares were issued to an officer in exchange for payroll earned of $20,400.

2. On January 10, 2005, the Company issued 339,087 shares of common stock to an officer/director of the Company in exchange for benefits not taken of $17,158.

3. On January 20, 2005, the Company issued 804,688 common shares to a preferred stockholder in exchange for 30 shares of Series E preferred stock and unpaid dividends worth an aggregate of $32,188.

4. During March 2005, the Company sold 350,000 common shares to independent investors for $35,000.

5. On March 9, 2005, the Company sold 20,833 Series D Preferred shares for $50,000.

6. On April 6, 2005, the Company issued 1,386,527 common shares to a preferred stockholder in exchange for 70 shares of Series E preferred stock and unpaid dividends worth an aggregate of $5,843.

7. On June 28, 2005, the Company issued 1,896,970 shares of common stock to two officers in exchange for operating expenses incurred by them but not previously paid.

8. On June 29, 2005, the Company issued 1,500,000 shares of common stock to an independent marketing consultant in exchange for fees not paid of $45,000.

9. On June 30, 2005, the Company issued 1,286,082 shares of common stock to an officer/director of the Company in exchange for benefits not taken of $42,441.

10. On June 30, 2005, the Company converted $70,000 of notes payable to an affiliated company owned by an executive officer in exchange for 2,333,333 shares of common stock.

11. On October 12, 2005, the Company issued 1,169,850 shares of common stock to an officer/director of the Company in exchange for benefits not taken of $12,868.

During the fiscal year ended December 31, 2006, the Company issued an aggregate of 5,810,078 shares of common stock to David Dalton in exchange for benefits not taken of $93,143.

All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of such shares by us did not involve a public offering. Each of these shareholders was a sophisticated investor and had access to information regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for the above transactions.

On July 31, 2006, we completed a financing agreement by signing a securities purchase agreement for a maximum of $2,000,000. The initial closing was for financing of the principal amount of $700,000 for which we issued callable secured convertible notes. The initial funding was undertaken as follows: AJW Capital Partners, LLC - $67,900; AJW Offshore, Ltd. - $413,000; AJW Qualified Partners, LLC - $210,000; and New Millennium Capital Partners II, LLC - $9,100. Under the securities purchase agreement, we will receive the principal amount of $600,000 when this SB-2 registration statement is filed with the SEC; and the final principal amount of $700,000 when this registration statement is declared effective. At both times, we will issue callable secured convertible notes for such amounts. The note is convertible into our common shares at the lowest 3 intra-day trading prices during the 20 trading days immediately prior to the conversion date discounted by 40%. The investors in the financing shall not be entitled to convert the promissory note if such conversion would result in any investor solely owning more than 4.99% of our outstanding shares of common stock.

Based on our recent financing, we have also issued 10,000,000 warrants convertible into shares of our common stock. Each Warrant entitles to holder to one share of our common stock. The warrants were issued as follows: AJW Capital Partners, LLC - 970,000 warrants; AJW Offshore, Ltd. - 5,900,000 warrants; AJW Qualified Partners, LLC - 3,000,000 warrants; and New Millennium Capital Partners II, LLC - 130,000 warrants. The exercise price is $.02 and is exercisable for seven years from the date of issuance. The warrants have a cashless exercise feature. For the 10,000,000 warrants issued on July 31, 2006, the expiration date is July 31, 2013.

The convertible notes and the warrants (the “Securities”) were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. No commissions were paid for the issuance of such Securities. The above issuance of Securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of such shares by us did not involve a public offering. The holders set forth above were each accredited investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of Securities offered. We did not undertake an offering in which we sold a high number of Securities to a high number of investors. In addition, the holders set forth above had the necessary investment intent as required by Section 4(2) since they agreed to receive a share certificate bearing a legend stating that such shares underlying the Securities are restricted pursuant to Rule 144 of the Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for the above transaction.

Item 27. Exhibits.

Exhibit No.	Title of Document	Location
2.1	Stock Purchase Agreement and Plan of Reorganization made and entered into as of December 31, 2001, by and among Physician and Pharmaceutical Services, Inc., the stockholder of PPSI and UNVC	Incorporated by reference to Form 8-K filed January 4, 2002

2.2	Agreement and Plan of Merger dated as of October 7, 1996 between the Registrant and UNIVEC, Inc., a New York corporation	Incorporated by reference as Exhibit 4.1 to Form SB-2 filed April 21, 1997

3.1.1	Restated Certificate of Incorporation of the Registrant, as amended	Incorporated by reference as Exhibit 3 to Form 10-QSB filed on November 13, 2000

3.1.2	Certificate of Amendment to the Restated Certificate of Incorporation as filed with the Delaware Secretary of State on or about August 29, 2000	Incorporated by reference as Exhibit 3 to Form 10-QSB filed on November 13, 2000

3.1.3	Certificate of Designation of Series D Convertible Preferred Stock	Incorporated by reference as Exhibit 3(i) to Form 10-QSB filed on May 14, 2002

3.1.4	Certificate of Designation of Series E Convertible Preferred Stock	Incorporated by reference as Exhibit 3.1 to Form 10-QSB filed on January 5, 2004

3.1.5	Amended Restated By-laws	Incorporated by reference as Exhibit 3(ii) to Form 10-QSB filed on May 14, 2002

4.1	Securities Purchase Agreement dated July 31, 2006, by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.1 to Form 8-K filed on August 7, 2006

4.2	Form of Callable Convertible Secured Note by and among New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.2 to Form 8-K filed on August 7, 2006

4.3	Form of Stock Purchase Warrant issued to New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.3 to Form 8-K filed on August 7, 2006

4.4	Registration Rights Agreement dated July 31, 2006 by and among New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.4 to Form 8-K filed on August 7, 2006

4.5	Security Agreement dated July 31, 2006 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.5 to Form 8-K filed on August 7, 2006

4.6	Intellectual Property Security Agreement dated July 31, 2006 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.6 to Form 8-K filed on August 7, 2006

5.1	Opinion of legality and consent of Anslow & Jaclin, LLP	Filed herewith

10.1	Employment Agreement dated as of January 1, 2002, between the Registrant and David L. Dalton	Incorporated by reference as Exhibit 10.10 to Form 10-KSB filed on April 1, 2002

10.2	Patent License Agreement dated August 16, 2000, by and between the Company and Terumo Europe N.V.	Incorporated by reference as Exhibit 10.5 to Form 10-QSB filed on April 2, 2001

10.3	Manufacturing Agreement dated August 16, 2000, by and between the Company and Terumo Europe N.V.	Incorporated by reference as Exhibit 10.6 to Form 10-QSB filed on April 2, 2001

10.4	Equipment Purchase Agreement dated August 16, 2000, by and between the Company and Terumo Europe N.V.	Incorporated by reference as Exhibit 10.7 to Form 10-QSB filed on April 2, 2001

23.1	Consent of Abrams, Foster, Nole & Williams, P.A.	Filed herewith

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(a)	Rule 415 Offering:

Undertaking pursuant to Item 512(a) of Regulation S-B
The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230. 424);

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)	Request for Acceleration of Effective Date:

Undertaking pursuant to Item 512(e) of Regulation S-B
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

(c)	For Purposes of Determining Liability under the Securities Act:

Undertaking pursuant to Item 512(g) of Regulation S-B
The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Baltimore, State of Maryland on June 26, 2007.

UNIVEC, INC.

By:	/s/ Dr. David Dalton
Dr. David Dalton
Chief Executive Officer and President

UNIVEC, INC.

By:	/s/ Michael Lesisko
Michael Lesisko
Treasurer, Secretary and Chief Financial Officer

UNIVEC, INC.

By:	/s/ Raphael Langford
Raphael Langford
Chief Operating Officer and Executive Vice President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

The undersigned directors and officers of Univec, Inc. hereby constitute and appoint Dr. David Dalton and Michael Lesisko, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys- in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Dr. David Dalton	Chief Executive Officer and President	June 26, 2007
Dr. David Dalton

/s/ Michael Lesisko	Treasurer, Secretary and Chief Financial Officer	June 26, 2007
Michael Lesisko

/s/ Raphael Langford	Chief Operating Officer and Executive Vice President	June 26, 2007
Raphael Langford

/s/ S. Robert Grass	Chairman	June 26, 2007
S. Robert Grass

/s/ William Wooldridge	Director	June 26, 2007
William Wooldridge